Exhibit 10.02

ASSET PURCHASE AGREEMENT

dated as of

January 22, 2006

among

CVS CORPORATION

CVS PHARMACY, INC.

ALBERTSON’S, INC.

SUPERVALU INC.

NEW ALOHA CORPORATION

and

THE SELLERS LISTED ON ANNEX A ATTACHED HERETO

i

Annex A	Sellers

Exhibit A	List of Owned Stores

Exhibit B	List of Ground Lease Stores

Exhibit C	List of Leased Stores

Exhibit D	Form of Assignment and Assumption Agreement

Exhibit E	Forms of Lease Assignment and Assumption Agreement

Exhibit F	Form of Standalone Drug Business Transition Services Agreement

Exhibit G	Distribution Center Transition Services Agreement Term Sheet

Schedule 1.01(f)	Assumed Labor Agreements

Schedule 1.01(g)	Assigned Contracts

Schedule 1.02(a)	Excluded Equipment

Schedule 5.01(b)(i)	Lease Optional Extensions to be Exercised

Schedule 5.01(b)(ii)	Stores to be Closed

Schedule 5.02(a)	Transition Planning Related Activities

Schedule 7.09	Employees Buyer May Solicit

Schedule 9.02(a)	Offers of Employment

Schedule 9.02(b)	Divisional Pharmacy Managers

ASSET PURCHASE AGREEMENT

AGREEMENT dated as of January 22, 2006, among CVS Pharmacy, Inc., a Rhode Island corporation (“Buyer”), CVS Corporation, a Delaware corporation (“Parent”), Albertson’s, Inc., a Delaware corporation (“Albertson’s”), New Aloha Corporation, a Delaware corporation and wholly owned subsidiary of Albertson’s (“New Diamond”), SUPERVALU INC., a Delaware corporation (“SUPERVALU”), and the entities listed on Annex A, each of which is directly or indirectly wholly owned by Albertson’s as of the date hereof (such entities listed on Annex A together with Albertson’s, the “Sellers”).

W I T N E S S E T H :

WHEREAS, the Sellers conduct retail drug store and pharmacy businesses in freestanding Stores (as defined below) through the operation of the Owned Stores, the Ground Lease Stores, the Leased Stores and the Distribution Center (as each term is defined below) (such business, the “Standalone Drug Business”; for the avoidance of doubt, the parties acknowledge and agree that the Standalone Drug Business excludes Seller’s retail drug store and pharmacy businesses located in the same building as, and with common entrances to, grocery stores (the “Retained Combo Drug Stores”);

WHEREAS, Buyer desires to purchase the Purchased Assets (as defined below) relating to the Standalone Drug Business from the Sellers and to assume certain related liabilities, and the Sellers desire to sell such Purchased Assets to Buyer, upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Sellers (i) own the drug stores and the real property associated with the drug stores listed on Exhibit A hereto (the “Owned Stores”); (ii) own the drug stores and lease the real property associated with the drug stores listed on Exhibit B hereto (the “Ground Lease Stores”); (iii) lease the drug stores listed on Exhibit C hereto (the “Leased Stores” and collectively with the Owned Stores and the Ground Lease Stores, the “Stores” and each individually, a “Store”); and (iv) own the Distribution Center (collectively with the Stores, the “Facilities”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

PURCHASE AND SALE

Section 1.01. Purchase and Sale. Except as otherwise provided below, upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from the Sellers and the Sellers agree to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Buyer at the Effective Time, all of the Sellers’ right, title and interest in, to and under the assets primarily related to the Standalone Drug Business including the following assets and properties, wherever located, real, personal or mixed, tangible or intangible, as the same shall exist at the Effective Time, including all such assets acquired by the Sellers between the date hereof and the Effective Time (the “Purchased Assets”), but excluding the Excluded Assets:

(a) the real property owned by the Sellers and associated with the Owned Stores or the Distribution Center (the “Owned Real Property”) and the tenants’ interests in the ground leases associated with the Ground Lease Stores (the real property associated with the Ground Lease Stores being referred to as the “Ground Leased Real Property”), together with all buildings, structures, installations, fixtures, trade fixtures, building equipment and other improvements owned by the Sellers located on or attached to the Owned Real Property or Ground Leased Real Property (and all title documents, surveys, related construction plans and documents and related real estate files with respect to the Owned Real Property and Ground Leased Real Property);

(b) the Store Leases (the real property leased pursuant to the Store Leases is referred to collectively as the “Leased Real Property” and together with the Owned Real Property and the Ground Leased Real Property, the “Real Property”), and all Store Lease documents, related construction plans and documents and related real estate files;

(c) all fixed assets and tangible personal property (other than the Inventory) at the Facilities and owned by the Sellers, including fixtures, trade fixtures, building equipment, fittings, furniture, computer hardware, office equipment, and other tangible property, but excluding the Excluded Equipment;

(d) all pharmaceutical and non-pharmaceutical inventories at the Facilities and owned by the Sellers (including private label inventory) and supplies (including containers, labels and packaging items) (collectively, the “Inventory”);

(e) except to the extent prohibited by Law, all prescription files owned and used by the Sellers that are associated with the Stores (it being understood that Sellers will retain the prescription files that are associated with the Retained Combo Drug Stores) (the “Prescription Files”) and all customer data and information derived from branded customer loyalty promotions, co-branded credit card programs and other similar programs related to customer purchases at the Stores;

(f) the Labor Agreements set forth on Schedule 1.01(f) (such Labor Agreements, the “Assumed Labor Agreements”);

(g) all Real Property Documents, Construction Contracts, and all contracts, agreements, leases, licenses, commitments, sales and purchase orders and other instruments listed on Schedule 1.01(g) (collectively with the Assumed Labor Agreements, the “Assigned Contracts”);

(h) to the extent assignable or transferable, all guarantees and warranties of third parties to the extent that they relate to the ownership or operation of the Standalone Drug Business or the Purchased Assets;

(i) subject to Section 7.06(c), all of the Sellers’ security deposits, prepaid rent and prepaid expenses previously paid by the Sellers to fulfill the Sellers’ obligations under the Store Leases and the Ground Leases where (if and to the extent such consent is expressly required by the applicable Store Lease or Ground Lease) the landlord thereunder has consented in writing to the transfer of the deposits to Buyer and, to the extent transferable, all vendor, utility and other deposits relating to the Facilities (“Prepaid Expenses”);

(j) all transferable or assignable telephone and facsimile numbers associated with phone lines terminating at the Facilities;

(k) all transferable or assignable licenses, permits or other governmental authorizations that are exclusively related to the Facilities or the Purchased Assets, including pharmacy, liquor, tobacco and similar licenses (“Licenses”; for the avoidance of doubt the parties acknowledge and agree that “Licenses” shall not include any licenses, permits or other governmental authorizations that relate to operation of Retained Combo Drug Stores);

(l) cash in cash registers at each Store in an amount equal to $2,000 for each Store (“Petty Cash”);

(m) all forklifts and motor vehicles (trucks, vans, and autos) primarily related to the Distribution Center and all motor vehicles exclusively used by field management transferred to Buyer immediately following the Closing (the “Transferred Vehicles”);

(n) all trailers and tractors relating to the Distribution Center and the distribution centers located at Brea, California and Irvine, California (approximately 845 trailers, 117 tractors) will be equitably assigned to these three facilities based on mutually agreed upon operating metrics;

(o) all reimbursements on account of Prorated Charges (as defined herein) due and owing to Buyer pursuant to Section 1.08; and

(p) all books, records, files and papers, whether in hard copy or computer format, located at the Facilities or relating primarily to the Purchased Assets (and copies of any other relevant books, records, files and papers to the extent relating to the Purchased Assets).

Section 1.02. Excluded Assets. Buyer and the Sellers expressly understand and agree that, notwithstanding anything to the contrary contained herein, the following assets and properties of the Sellers prior to the Closing (the “Excluded Assets”) shall be excluded from the Purchased Assets and, except as otherwise provided in the Separation Agreement, shall be assets and properties of New Diamond following the Closing:

(a) all (i) motor vehicles (trucks, vans, and autos) and rail, truck and sea containers other than the Transferred Vehicles or as otherwise allocated pursuant to Section 1.01(m) and (ii) all other fixed assets and tangible personal property set forth on Schedule 1.02(a) (collectively, the “Excluded Equipment”);

(b) all of the cash and cash equivalents of the Sellers on hand (including all cash, cash equivalents and working funds in cash registers at each Store) and in banks other than Petty Cash;

(c) all accounts receivable relating to the Standalone Drug Business owed to the Sellers or any of their Affiliates prior to the Effective Time, including delinquent rent payments, tenant reimbursements and refunds of insurance premiums accruing to, or held for, the benefit of the Sellers (the “Accounts Receivable”);

(d) except as provided under Section 5.06, all insurance policies relating to the Standalone Drug Business or the Purchased Assets;

(e) any refund or credit of Taxes to the extent attributable to any Pre-Closing Tax Period or to any Taxes for which Sellers, New Diamond or SUPERVALU are responsible;

(f) all equipment owned by third parties who are not affiliated with Sellers and all leased equipment located at or used in the Facilities, in each case in such categories of excluded equipment as are set forth in Schedule 1.02(a);

(g) all computer software owned or used by the Sellers or their Affiliates;

(h) all contracts, agreement, leases, licenses, commitments, sales and purchase orders and other instruments (which may include tax indemnity agreements) other than the Assigned Contracts;

(i) all trademarks, service marks, trade names, logos, patents and similar intangibles owned by the Sellers or used in connection with the operation of the Facilities;

(j) all rebates and refunds arising from the operation of the Facilities prior to the Effective Time;

(k) all undeposited or uncollected checks and food stamps held by the Sellers prior to the Effective Time;

(l) all signs or personal property that contain the name (or trade derivative thereof), trademarks, servicemarks, trade names or logo of the Sellers or any of their Affiliates, including all uniforms supplied to the Sellers’ employees;

(m) any Purchased Assets sold or otherwise disposed of without violating any provisions of this Agreement during the period from the date hereof until the Effective Time;

(n) all world wide web or other internet addresses, sites and domain names and internet protocol address spaces;

(o) the Sellers’ phone networks, internet mail and computer networks;

(p) all customer data and information derived from branded customer loyalty promotions, co-branded credit card programs and other similar programs other than such customer data and information relating to customer purchases at the Stores;

(q) all provider agreements for the Medicare and Medicaid programs, including all applicable provider numbers;

(r) any lease, sublease, license, sublicense or other contract relating to the installation, use or operation of ATM’s or similar banking machines, in-store banking facilities, or slot machines or other gaming devices located at the Stores (and any interest of the Sellers in such equipment), except to the extent assignment to Buyer is required by the applicable agreement; provided, however, that Buyer shall allow each bank operating ATM’s or other in-store banking facilities and licensees of any kind to continue to operate in the relevant Store for up to 180 days (or such greater time as required by Law) after receipt of notice from the Sellers informing each such bank or licensee of the transfer of the relevant Store to Buyer;

(s) all assets primarily related to the sale of inventory conducted through any website operated by or on behalf of Albertson’s or any of its Affiliates;

(t) all reimbursements on account of Prorated Charges (as defined herein) due and owing to Sellers pursuant to Section 1.08;

(u) all books and records to the extent relating to any Excluded Asset; provided, however, that Buyer will be entitled to copies of any other relevant books, records, files and papers to the extent relating to the Purchased Assets or to the extent relevant for normal course accounting after the Closing;

(v) all firearms or any merchandise related to firearms, ammunition or similar items, in each case to the extent non-transferable under applicable Law; and

(w) all audiotapes, videotapes or DVDs available for rental and not owned by Sellers.

Section 1.03. Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer hereby assumes, effective at the Effective Time, and shall thereafter pay, perform or otherwise discharge when due, the following liabilities and obligations (the “Assumed Liabilities”):

(a) all liabilities and obligations of the Sellers under each Store Lease, Ground Lease and Assigned Contract;

(b) all amounts allocated to Buyer under Section 1.08 and all Apportioned Obligations and Transfer Taxes allocated to Buyer pursuant to Section 8.02;

(c) all liabilities or obligations for Taxes with respect to the Standalone Drug Business or the Purchased Assets related to a Post-Closing Tax Period (except for Taxes set forth in Section 1.04(iv)(B) below);

(d) all liabilities and obligations expressly assumed by Buyer under Article 9;

(e) liabilities and obligations directly arising from, or in connection with, the validity of the real estate interest in any Owned Real Property or from or in connection with the right to occupy any Owned Real Property (excluding for avoidance of doubt any personal injury tort liability, any liability arising from operation of the Standalone Drug Business, or any liability or amount prorated under Section 1.08); and

(f) all Environmental Liabilities.

Section 1.04. Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of any Seller of whatever nature (fixed or contingent, known or unknown), whether presently in existence or arising hereafter. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of the Sellers (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”). For the avoidance of doubt (but without overriding the Assumed Liabilities in Section 1.03), Excluded Liabilities include the following:

(i) any liability or obligation resulting from or arising out of the conduct of the supermarket business of the Sellers (including the operation of pharmacy counters in supermarkets), any other business of the Sellers other than the Standalone Drug Business, or any Excluded Asset;

(ii) all amounts allocated to Sellers under Section 1.08 and all Apportioned Obligations and Transfer Taxes allocated to Sellers pursuant to Section 8.02;

(iii) all accounts payable arising prior to Closing with respect to the Standalone Drug Business or the Purchased Assets;

(iv) (A) any liability or obligation for Taxes with respect to the Standalone Drug Business or the Purchased Assets related to a Pre-Closing Tax Period, and (B) any liability or obligation for Taxes of any Seller, or any member of any consolidated, affiliated, combined or unitary group of which any Seller is or has been a member, for Taxes (if any) attributable to the transactions, occurring on or prior to the Closing Date, pursuant to this Agreement, the Merger Agreement or the Purchase and Separation Agreement (including the Reorganization as defined therein); provided that Transfer Taxes incurred in connection with the transfer of the Purchased Assets pursuant to this Agreement and Apportioned Obligations shall be allocated and paid in the manner set forth in Section 8.02 hereof;

(v) all liabilities and obligations relating to or arising with respect to (A) any Employee, that arise, exist, accrue or are attributable to the period as of or prior to Closing, other than any liability or obligation expressly assumed by Buyer pursuant to Article 9, or (B) any employee of any Seller or any of its Affiliates who is not an Employee; and

(vi) all other liabilities and obligations (other than any Assumed Liabilities) of any kind, fixed or contingent, known or unknown, resulting from or arising out of the conduct of the Standalone Drug Business, the use, non-use or ownership (whether by leasehold or fee) of the Purchased Assets, or the operation of the Facilities, in each case under this clause (vi), only to the extent such other liabilities and obligations arise during, accrue during, or are attributable to the period prior to Closing or as of the Closing.

Section 1.05. Consents; Assignment of Contracts and Rights.

(a) Sellers shall use: (i) commercially reasonable efforts to obtain all material consents of third parties that are identified in writing by Buyer to the transfer of the Purchased Assets; and (ii) reasonable best efforts to obtain consents from landlords under those Leases that require a landlord’s consent to an assignment that are identified in writing by Buyer; provided, however, neither Sellers nor Buyer shall be required to pay any consideration or incur any additional liability in order to obtain such consents, subject to the provisions of Section 1.05(d).

(b) Subject to Section 1.05(a), Sellers agree, in connection with requests for consents to landlords for assignments of Leases requiring the same, to make requests as soon as practicable after the date hereof and to pursue such requests in a good faith and diligent manner. Sellers further agree to provide Buyer with detailed progress reports on such requested consents on at least a weekly basis. Buyer agrees to cooperate with Sellers’ efforts and to use reasonable best efforts to obtain such consents, by supplying any commercially reasonable information requested by the landlords who are considering such requests. In addition, in connection with those Leases that merely require that the tenant provide notices before or after an assignment, Sellers agree to send such notices to those landlords identified in writing by Buyer in the form prepared by Buyer and within the timeframes identified by Buyer.

(c) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Assigned Contract or any claim or right or any benefit arising thereunder or resulting therefrom if and for so long as such assignment, without the consent of a third party thereto, would constitute a breach or other contravention of such Assigned Contract or in any way adversely affect the rights of Buyer or the Sellers thereunder. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of any Seller thereunder so that Buyer would not in fact receive all such rights, Buyer and each Seller will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and perform and discharge the obligations thereunder in accordance with this Agreement, or under which such Seller would enforce for the benefit of Buyer at Buyer’s sole cost and expense, with Buyer being responsible for the performance and discharge of such Seller’s obligations, any and all rights of the Sellers against a third party.

(d) If any landlord that has the right to consent to an assignment of a Lease refuses or fails to give its consent to the assignment of such Lease, or if any right of sublease, recapture or termination by any landlord would be triggered by the request for consent to assignment (collectively, “Landlord Rights”) and Sellers or any of its Affiliates are permitted to sublease, license or otherwise arrange for Buyer to occupy the premises demised by the Lease for the permitted use under such Lease (an “Occupancy Agreement”), then in all such cases upon the written request of Buyer, Seller shall enter into a sublease, license or Occupancy Agreement with Buyer for such Store on a fully net basis and on such terms as will generally confer and impose on Buyer all of Sellers’ rights and obligations under the Lease for such Store until such landlord consents to the assignment of the Lease to Buyer and Buyer will indemnify Sellers for any and all liabilities, costs and expenses of Sellers arising out of the respective Lease and any related Occupancy Agreement, any reasonable out-of-pocket expenses associated with any attempt to transfer or failure to transfer such Lease or any other liabilities, costs and expenses arising out of or resulting from the Sellers’ actions taken in accordance with any reasonable directions of Buyer in connection with such Lease. If and when any such consent shall be obtained or such Lease shall otherwise become assignable, the respective Occupancy Agreement shall be terminated with no further obligations of the Sellers, Sellers shall promptly assign all their rights and obligations under the respective Lease to the Buyer without payment of further consideration (subject to the foregoing indemnity by Buyer of Sellers) and the Buyer shall, without the payment of any further consideration therefor, assume such all rights and obligations. Notwithstanding the foregoing, if the arrangement described in the immediately preceding clauses of this Section 1.05(d) is impracticable or will cause (or is likely to cause) a default under any Lease or the triggering of any Landlord Rights (whether due to the change or intended change of the store brand under which such property will be operated or for other reasons), then the parties will work in good faith to establish a mutually satisfactory arrangement for the operation by Buyer of such leased real property during the period subsequent to the Closing and pending receipt of the required consent, including a fair and equitable arrangement (under the applicable circumstances) to ensure that Sellers are fully reimbursed for all costs and expenses with respect to such Lease during such period. Sellers shall not be obligated to take or refrain from taking any actions which could reasonably be expected to trigger or cause the exercise of any Landlord Rights, subject to the further provisions of this Section 1.05(d). In the event a landlord wrongfully refuses or fails to consent to an assignment or a request for an assignment would trigger any Landlord Rights, and a sublease, license or Occupancy Agreement is not permitted under the terms of the applicable Lease, Seller agrees, upon written request from Buyer and at Buyer’s sole cost and expense, to institute litigation against such landlord with counsel selected by Buyer (and reasonably acceptable to Seller) to enforce Sellers’ rights under such Lease and Buyer agrees to indemnify and hold harmless Seller with respect to all such litigation and all costs, expenses, losses and damages resulting therefrom under or in connection with any affected Lease. The Standalone Drug Transition Services Agreement shall provide that in the event that Sellers’ rights under any Leases have been transferred to New Diamond or any Affiliate through the Merger Agreement or otherwise, that the obligations of Sellers under this paragraph shall be assumed by New Diamond or its relevant Affiliate.

Section 1.06. Purchase Price. The purchase price for the Purchased Assets is $3,930,000,000 in cash (the “Purchase Price”). The Purchase Price shall be subject to adjustment as provided in Section 1.08.

Section 1.07. Closing.

(a) Closing. The closing (the “Closing”) of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Jones Day, at 222 East 41st Street, New York, New York 10017, at 9:00 a.m. local time, as soon as practicable, but in no event later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article 10 (excluding conditions that, by their terms, cannot be satisfied until the Closing, but the Closing shall be subject to the satisfaction of those conditions), or at such other time or place as Buyer and Albertson’s may agree (the “Closing Date”). On the Closing Date:

(i) Buyer shall pay, in immediately available funds by wire transfer, an amount equal to the Purchase Price.

(ii) Buyer and the Sellers, as applicable (and Parent, SUPERVALU and their Affiliates where applicable in the relevant agreements or instruments) shall execute and deliver to the other the following documents:

(A) Quitclaim deeds (or equivalent deeds without covenants or warranties) necessary to convey fee simple title to the Owned Real Property to Buyer;

(B) one or more deeds, bills of sale, endorsements, assignments and other instruments of conveyance and assignment (without covenant or warranty except as provided hereunder) as the parties and their respective counsel shall deem reasonably necessary or appropriate to vest in Buyer all right, title and interest in, to and under the Purchased Assets in form and substance reasonably satisfactory to Albertson’s and Buyer;

(C) one or more Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit D (the “Assignment and Assumption Agreements”);

(D) instruments of assignment and assumption (the “Lease Assignment and Assumption Agreements”) substantially in the forms attached hereto as Exhibit E, pursuant to which the Sellers shall assign the Leases to Buyer and Buyer shall assume all obligations thereunder and Parent will guarantee to New Diamond, Albertson’s and their respective Affiliates all obligations of Buyer thereunder in a separate agreement with SUPERVALU; provided that there shall be no liability of or to Sellers under the Assignment and Assumption Agreements except as provided hereunder;

(E) subject to Section 7.07, a Transition Services Agreement substantially in the form attached hereto as Exhibit F (the “Standalone Drug Business Transition Services Agreement”), providing for the provision by SUPERVALU or its Affiliates to Buyer of transition services relating to the Standalone Drug Business after Closing;

(F) subject to Section 7.07, a Transition Services Agreement substantially on the terms set forth on Exhibit G (the “Distribution Center Transition Services Agreement”), providing for the provision by Buyer to New Diamond, SUPERVALU or their respective Affiliates of transition services relating to the Distribution Center after Closing; and

(G) a certificate from each Seller (or, if such Seller is a “disregarded entity” within the meaning of Section 1.1445-2(b)(2)(iii) of the Treasury Regulations promulgated under the Code, the Seller that is treated as the transferor of property for U.S. tax purposes) stating that such Seller is not a “foreign person” as defined in Section 1445 of the Code.

(b) Risk of Loss; Title. Risk of loss to the Purchased Assets will transfer to Buyer at the Effective Time. Transfer of title to the Purchased Assets will be deemed to have occurred at the Effective Time. All sales at a Store after the Effective Time shall be for the account of Buyer.

(c) Purchased Assets Are Indivisible. Subject to Section 1.05, the rights to purchase and sell the Purchased Assets are indivisible. Such Purchased Assets may not be individually purchased or sold without all of the others, unless expressly permitted or required pursuant to the provisions of this Agreement.

Section 1.08. Prorations. (a) On the Closing Date all rent, common area charges, utility charges, real estate taxes, sales taxes on rent and other obligations under the Leases transferred at the Closing shall be prorated as of the Effective Time (collectively, the “Prorated Charges”). Whenever possible, such prorations shall be based on actual, current payments by the Sellers or their Affiliates and to the extent such actual amounts are not available, such prorations shall be estimated as of the Effective Time based on actual amounts for the most recent comparable billing period. When the actual amounts become known, such prorations shall be recalculated by Buyer and the Sellers, and Buyer or the Sellers, as the case may be, promptly (but not later than 10 Business Days after notice of payment due and delivery of reasonable supporting documentation with respect to such amounts) shall make any additional payment or refund so that the correct prorated amount is paid by each of Buyer and the Sellers.

(b) Percentage rent payable under each Lease shall be prorated at the end of the current lease year for each Lease, and the percentage rent payable, if any, shall be paid by Buyer when due and the Sellers shall promptly reimburse Buyer a portion thereof determined by multiplying (A) a fraction, the numerator of which is the amount of the Sellers’ or their Affiliates’ gross annual sales at such Store from the first day of such lease year to (and excluding) the Closing Date, and the denominator of which is the sum of Buyer’s and its Affiliates’ and the Sellers’ and their Affiliates’ gross annual sales at such Store for the entire lease year, times (B) the amount of percentage rent actually due under the Lease for such Store. The Sellers, upon the request of Buyer, shall promptly provide Buyer with such information as Buyer shall be required to submit to landlords under the Leases in connection with the payment of percentage rent with respect to the Stores.

(c) Buyer and the Sellers shall cooperate in good faith to resolve any dispute with respect to prorations. In the event Buyer and the Sellers are unable to resolve such dispute within 20 Business Days after the date such dispute arose, Buyer and the Sellers shall submit the items remaining for resolution in writing, together with such written evidence as Buyer or the Sellers may elect to include, to an Independent Accounting Firm. The Independent Accounting Firm shall, within 20 Business Days of such submission, resolve any differences between Buyer and the Sellers and such resolution shall, in the absence of manifest error, be final, binding and conclusive upon each of the parties. The costs, fees and expenses of the Independent Accounting Firm shall be borne equally by Buyer and New Diamond. For purposes of this Agreement the “Independent Accounting Firm” means a nationally recognized accounting firm agreed upon by Buyer and the Sellers.

Section 1.09. Removal of Equipment and Signage. Within the applicable time periods specified in Section 7.05, Buyer shall remove at its expense all of the Sellers’ signage and equipment that are not Purchased Assets and are located at the Facilities; provided, however, if requested by the Sellers, Buyer shall arrange transportation of such signage and equipment to a location designated by the Sellers at the Sellers’ expense.

Section 1.10. La Habra Inventory Adjustment. Buyer (through RGIS Inventory Specialists (“RGIS”)) will conduct a physical count of the inventory at the La Habra warehouse as of a time as close as possible to the Closing. Representatives of Buyer and SUPERVALU will be permitted to be present during the count. Sellers will cooperate and give access to representatives of Buyer and SUPERVALU for this purpose. For purposes of this count, the inventory will be valued at cost using Albertson’s cost method then in effect. SUPERVALU will be entitled to receive a copy of the electronic UPC item-level physical inventory file for the inventory taken by RGIS. Buyer, Parent and SUPERVALU agree that, absent manifest error, the physical inventory counts of RGIS shall be final and binding on each of the parties. SUPERVALU will be entitled to an economic credit equal to 30% of such inventory value so counted, and Buyer and SUPERVALU will in good faith mutually determine the manner in which such credit will be transferred to SUPERVALU.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF ALBERTSON’S

Subject to the exceptions set forth in the corresponding sections of the letter from Albertson’s, dated as of the date of this Agreement, addressed to Buyer (the “Disclosure Letter”), to the extent such exceptions are reasonably apparent, Albertson’s represents and warrants to Buyer that:

Section 2.01. Organization. Each Seller is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization, and has the requisite corporate power and authority to own its properties and to carry on its business as presently conducted and is duly qualified to do business and is in good standing (where such concept exists) as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified or in good standing as a foreign corporation or have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Complete and correct copies of the certificate of incorporation and by-laws of each Seller as currently in effect have been made available to Parent and, as so made available, are in full force and effect, and no other organizational documents are applicable to or binding upon any Seller.

Section 2.02. Authority; Enforceability. Each Seller has all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Seller of this Agreement and the Ancillary Agreements to which it is a party and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of each Seller and no other corporate proceedings on the part of any Seller are necessary pursuant to its governing documents or the laws of its jurisdiction of incorporation to authorize this Agreement or the Ancillary Agreements to which it is a party or to consummate the transactions contemplated hereby or thereby. Each Seller’s Board of Directors has (i) approved this Agreement and the transactions contemplated hereby, (ii) determined that the terms of this Agreement are fair to and in the best interests of such Seller and its stockholders, and (iii) declared the advisability of this Agreement. This Agreement has been duly executed and delivered by the Sellers, and each Ancillary Agreement will be duly executed and delivered by each Seller party thereto, and, assuming due authorization, execution and delivery by the other parties hereto and thereto, constitutes or will constitute a legal, valid and binding agreement of each Seller enforceable against each Seller in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

Section 2.03. Non-Contravention; Assigned Contracts. (a) The execution, delivery and performance by each Seller of this Agreement and the Ancillary Agreements to which it is a party does not and will not (i) conflict with or violate such Seller’s governing documents, (ii) assuming that all consents, approvals and authorizations contemplated by Section 2.04 have been obtained and all filings described therein have been made, conflict with or violate any Law applicable to any Seller or by which any Seller or any of their respective properties are bound, or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, recapture, amendment or acceleration of, or performance under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (which, in any case, is not a contract, agreement or other arrangement pursuant to which Sellers or any Subsidiary leases real property, including the Leases) to which such Seller is a party or by which such Seller or any of its properties are bound, except, in the case of clauses (ii) and (iii) of this Section 2.03(a), for any such conflict, violation, breach, default, loss, right or other occurrence which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) (i) The Sellers are not (and, to the Sellers’ Knowledge, no other party is) in default under any Assigned Contract, (ii) each of the Assigned Contracts is in full force and effect, and is the valid, binding and enforceable obligation of the Sellers, and to the Seller’s Knowledge, of the other parties thereto, and (iii) the Sellers have performed all respective obligations required to be performed by them to date under the Assigned Contracts and are not (with or without the lapse of time or the giving of notice, or both) in breach thereunder, except, in the case of clauses (i), (ii) and (iii) of this Section 2.03(b), for any such default, failure, invalidity, unenforceability, non-performance, breach or other occurrence which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.04. Governmental Consents. The execution, delivery and performance by each Seller of this Agreement and the Ancillary Agreements to which it is a party and the consummation by each Seller of the transactions contemplated hereby and thereby does not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except as required under or pursuant to (a) the HSR Act, (b) consents or approvals in connection with the transfer of Licenses, and (c) any other consent, approval, authorization, permit, action, filing or notification the failure of which to be made or obtained would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.05. Litigation. There are no Actions pending or, to the Knowledge of Albertson’s, threatened against the Sellers or, to the Knowledge of Albertson’s, any officer, director or employee of any Seller in such capacity, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Seller is a party or subject to or in default under any Governmental Order which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.06. Compliance with Law. (a) The Sellers and their Affiliates are not (and have not been since February 3, 2005) in violation of any Law, and have not received any written notice of any violation of Law, in each case except for any violation or possible violation that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Sellers and their Affiliates are (and have been since February 3, 2005) in compliance with, all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises from Governmental Authorities required to conduct their respective businesses as now being conducted, except for any such permit, license, authorization, exemption, order, consent, approval or franchise the absence of, or the non-compliance, with which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Albertson’s has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Albertson’s (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that provides reasonable assurance that material information required to be disclosed by Albertson’s in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms, and (ii) has disclosed and reported, based on its most recent evaluation of its internal controls over financial reporting prior to the date hereof, to Albertson’s auditors and the audit committee of the Albertson’s Board of

Directors (A) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect Albertson’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Albertson’s internal control over financial reporting. Albertson’s has heretofore furnished to Buyer complete and correct copies of Albertson’s final report to the audit committee of Albertson’s Board of Directors for fiscal 2004 and all subsequent quarterly updates, in each case in respect of the matters in clause (ii) of the immediately preceding sentence.

Section 2.07. Real Property. The Real Property is all of the real property which the Sellers own, lease, operate or sublease in connection with the Standalone Drug Business. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) The Sellers have good and marketable fee simple title to all Owned Real Property and valid leasehold estates in all Leased Real Property free and clear of all Liens, except Permitted Liens. The Sellers or one of their respective Subsidiaries has exclusive use and possession of each Leased Real Property and Owned Real Property, other than any use or occupancy rights granted to third-party owners, tenants or licensees pursuant to agreements with respect to such real property entered in the ordinary course of business (each agreement, including all amendments thereto, a “Third Party Use and Occupancy Agreement”), none of which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Ground Lease and Store Lease and each Third Party Use and Occupancy Agreement is in full force and effect and is valid and enforceable in accordance with its terms, and there is no material default under any Ground Lease or Store Lease or any Third Party Use and Occupancy Agreement either by the Sellers party thereto or, to the Sellers’ Knowledge, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by any Seller thereunder.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no pending or, to any Seller’s Knowledge, threatened condemnation or eminent domain proceedings that affect any Owned Real Property or Leased Real Property, and no Seller has received any written notice of the intention of any Governmental Authority or other Person to take any Owned Real Property or Leased Real Property.

Section 2.08. Title to the Purchased Assets. Sellers have valid title to all of the Purchased Assets that are owned by Sellers free and clear of all Liens except for Permitted Liens. Sellers have a valid leasehold interest or valid rights to use all of the other Purchased Assets, except where the failure to have a valid leasehold interest or valid rights have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.09. IT Systems. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the IT Systems of the Sellers are adequate for the operation of the Standalone Drug Business as presently conducted and (ii) there has not been any material malfunction with respect to any of the material IT Systems of the Sellers since January 31, 2002 that has not been remedied or replaced in all material respects.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the use of the information and data that is used or held for use in the operation of the Standalone Drug Business or that is otherwise material to or necessary for the operation of the Standalone Drug Business (the “Data”) by the Sellers does not infringe or violate the privacy rights of any Person or otherwise violate any Law or regulation, (ii) the Sellers have taken reasonable and customary measures consistent with generally accepted industry practices to protect the privacy of the Data of their respective customers, and (iii) to the Sellers’ Knowledge, since January 31, 2002 there have been no security breaches with respect to the privacy of such Data.

Section 2.10. Sufficiency of Assets. Assuming the due execution of and performance under the Standalone Drug Transition Services Agreement, the continued employment of all Employees immediately after the Effective Time and other than with respect to the Excluded Assets, and subject to the provisions of Section 1.05(d), the Purchased Assets immediately after the Effective Time shall constitute assets sufficient in all material respects to conduct the Standalone Drug Business as conducted immediately prior to the Effective Time.

Section 2.11. Labor Relations. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Seller has received notice during the past two years of the intent of any Governmental Authority responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of or affecting any Seller with respect to any Facility and, to the Knowledge of any Seller, no such investigation is in progress. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no (and have not since March 30, 2004 been any) labor disputes, strikes, organizing activities or work stoppages against any Seller pending, or to the Knowledge of any Seller, threatened with respect to any Facility. No labor organization or group of 50 or more employees of any Seller has made a pending formal demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of any Seller, threatened to be brought with respect to any Facility.

Section 2.12. Environmental Compliance. (a) (i) In connection with or relating to the Facilities or Purchased Assets, except as would not reasonably be expected individually or in the aggregate to have a Material Adverse Effect, to the Sellers’ Knowledge, the Sellers and their Affiliates comply and have complied with all applicable Environmental Laws (as defined below), and possess and comply, and have complied, with all applicable Environmental Permits (as defined below) required under such laws to operate as it currently operates, in each case in connection with or relating to the Facilities or Purchased Assets; (ii) except as would not reasonably be expected individually or in the aggregate to have a Material Adverse Effect, to the Sellers’ Knowledge, there are no, and there have not been any, Materials of Environmental

Concern (as defined below) at any of the Facilities or Purchased Assets under circumstances that have resulted in or are reasonably likely to result in liability of the Sellers or any of their Affiliates under any applicable Environmental Laws; (iii) in connection with or relating to the Facilities or Purchased Assets, except as would not reasonably be expected to have a Material Adverse Effect, none of the Sellers or their Affiliates has received any written notification alleging that it is liable for, or request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar foreign, state or local Law concerning, any release or threatened release of Materials of Environmental Concern at any location except, with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been fully resolved such that no further action is required with the appropriate foreign, federal, state or local regulatory authority or otherwise; and (iv) the reports of environmental assessments, audits and similar investigations previously made available to Parent are all material such reports in the possession of the Sellers and conducted since January 30, 2003 in connection with or relating to the Facilities or Purchased Assets. There are no Actions arising under Environmental Laws pending or, to the Knowledge of the Sellers, threatened against the Sellers or any of their Affiliates which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. In connection with or relating to the Facilities or Purchased Assets, except as would not reasonably be expected to have a Material Adverse Effect, at each property where Asbestos-Containing Material (“ACM”) has been identified, all ACM is non-friable, encapsulated or abated and no ACM is present in any property where the Sellers have not implemented an Asbestos Operation and Management Plan.

(b) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 2.12 are the only representations and warranties in this Agreement with respect to Environmental Laws, Environmental Permits or Materials of Environmental Concern.

“Materials of Environmental Concern” means: any hazardous, acutely hazardous, or toxic material, substance or waste defined or regulated as such under Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act and the federal Resource Conservation and Recovery Act.

Section 2.13. Financial Schedules. Set forth in Section 2.13(a) of the Disclosure Letter are (i) unaudited selected results of operations data for each of the New Diamond Business (as defined in the Separation Agreement), the Standalone Drug Business and the Retained Business (as defined in the Separation Agreement) for the 52 weeks ended January 29, 2004, the 53 weeks ended February 3, 2005 and the 39 weeks ended November 3, 2005 (collectively, the “Separate Operations Data”) and (ii) unaudited selected balance sheet data for Albertson’s and each of Albertson’s operating regions as of February 3, 2005 ( the “Separate Balance Sheet Data”). The Separate Operations Data and the Separate Balance Sheet Data have been compiled from source books, records and financial reports of Albertson’s and its Subsidiaries. Such source books, records and financial reports were prepared by Albertson’s in the ordinary course of its business, are accurate in all material respects and were subject to Albertson’s internal controls. The allocations of the Separate Operations Data among the New Diamond Business, the Standalone Drug Business and the Retained Business are consistent with Section 2.13(a)(i) of the Disclosure Letter and the allocations of the Separate Balance Sheet Data are allocated in the manner described in Section 2.13(a)(ii) of the Disclosure Letter. The Separate Balance Sheet Data and the Separate Operations Data reconcile to Albertson’s historical financial statements filed with the SEC and, in Albertson’s opinion, present fairly, in all material respects, the information presented in the Separate Balance Sheet Data and the Separate Operations Data, respectively. Subject to the changes in accounting principles and methodologies effected by Albertson’s as described in the Company SEC Reports (as defined in the Merger Agreement), the accounting principles and methodologies used in the preparation of the Separate Operations Data were applied on a consistent basis, in all material respects, for each of the periods presented therein. Set forth in Section 2.13(a)(iii) of the Disclosure Letter are selected assets and liabilities included in the Purchased Assets and Assumed Liabilities, which schedule was prepared by Sellers and was compiled from source books, records and financial reports of Albertson’s and its Subsidiaries. Such source books, records and financial reports were prepared by Albertson’s in the ordinary course of its business, are accurate in all material respects and were subject to Albertson’s internal controls.

Section 2.14. No Undisclosed Liabilities. No Seller has any liabilities, claims or indebtedness related to the Standalone Drug Business of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, whether due or to become due, in each case, that are required by GAAP to be set forth, reserved against, disclosed or otherwise reflected in a consolidated balance sheet or the notes thereto, except liabilities that (i) are set forth in the financial schedules set forth in Section 2.13 of the Disclosure Letter or disclosed in the notes thereto, (ii) were incurred in the ordinary course of business and consistent with past practice since the date of the financial schedules set forth in Section 2.13 of the Disclosure Letter and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (iii) are incurred pursuant to the transactions contemplated by this Agreement, (iv) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business consistent with past practice or (v) were incurred outside the ordinary course of business since the date of the financial schedules set forth in Section 2.13 of the Disclosure Letter, but which are, and would reasonably be expected to be, individually or in the aggregate, immaterial in amount or nature.

Section 2.15. Absence of Certain Changes or Events. Since November 3, 2005, except as expressly contemplated by this Agreement, the Sellers have conducted their businesses in the ordinary course in all material respects consistent with past practice, and, since such date, there has not been any change, event or occurrence which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Section 2.15 of the Seller Disclosure Letter, since November 3, 2005, the Sellers have not taken any action that, if taken after the date of this Agreement, would constitute a breach of Sections 5.01(a), (b), (d), (g) or (j) hereof, other than with respect to Real Property.

Section 2.16. Finders’ Fees. Except for Goldman, Sachs & Co., Houlihan Lokey Howard & Zukin and The Blackstone Group, L.P., there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Sellers who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 2.17. Healthcare Regulatory. (a) Sellers are qualified for participation in the Medicare and Medicaid programs. No Seller has received any notice indicating that such qualification may be terminated or withdrawn nor has any reason to believe that such qualification may be terminated or withdrawn. Sellers have timely filed all claims or other reports required to be filed with respect to the purchase of products or services by third-party payors (including, without limitation, Medicare and Medicaid), except where the failure to file such claims and reports would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, and all such claims or reports are complete and accurate in all material respects. Sellers have no material liability to any payor with respect thereto, except for liabilities incurred in the ordinary course of business consistent with past practice.

(b) Sellers have complied in all material respects with all applicable “Healthcare Laws”, i.e., The Social Security Act, as amended, Sections 1128, 1128A and 1128B, 42 U.S.C. Sections 1320a-7, 7(a) and 7(b), including, without limitation, Criminal Penalties Involving Medicare or State Health Care Programs, commonly referred to as the “Federal Anti-Kickback Statute” and The Social Security Act, as amended, Section 1877, 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as the “Stark Statute,” the statute commonly referred to as the “Federal False Claims Act,” the Health Insurance Portability and Accountability Act of 1996, and the regulations issued pursuant thereto and all statutes and regulations relating to the possession, distribution, maintenance and documentation of controlled substances.

(c) No personnel of the Sellers during such person’s employment with Sellers have been convicted of, charged with or investigated for a Medicare, Medicaid or other Federal Health Care Program (as defined in 42 U.S.C. § 1320a-7b(f)) related offense, or convicted of, charged with or investigated for a violation of federal or state law relating to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances. No personnel of the Sellers during such person’s employment with Sellers have been excluded or suspended from participation in Medicare, Medicaid or any other Federal Health Care Program, or have been debarred, suspended or are otherwise ineligible to participate in federal programs. No personnel of the Sellers during such person’s employment with Sellers has, to Sellers’ Knowledge, committed any offense which may reasonably serve as the basis for any such exclusion, suspension, debarment or other ineligibility. The Sellers, to their Knowledge, have not arranged or contracted with any individual or entity that is suspended, excluded or debarred from participation in, or otherwise ineligible to participate in, a Federal Health Care Program or other federal program.

(d) Except as specifically excluded hereunder or not legally permitted to be transferred to Buyer, the Purchased Assets include all permits, licenses, provider numbers, authorizations, exemptions, orders, consents, approvals, registrations, franchises or the like held by the Sellers and necessary for the lawful conduct of the Standalone Drug Business under and pursuant to all applicable statutes, laws, ordinances, rules and regulations of all Governmental Authorities having, asserting or claiming jurisdiction over it or any part of the Standalone Drug Business (“Permits”). All Permits have been legally obtained and maintained and are valid and in full force and effect. The

Sellers are in compliance in all material respects with all of the terms and conditions of the Permits. No outstanding material violations are or have been recorded in respect of any of the Permits. No proceeding is pending or, to the Sellers’ knowledge, threatened, to suspend, revoke, withdraw, modify or limit any of the Permits, and, to the Sellers’ knowledge, there is no fact, error or admission relevant to any Permit that would permit the suspension, revocation, withdrawal, modification or limitation or result in the threatened suspension, revocation, withdrawal, modification or limitation, or any loss of any Permit.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

Parent and Buyer hereby jointly and severally represent and warrant to the Sellers that:

Section 3.01. Organization. Each of Parent and Buyer is duly organized, validly existing and in good standing under the laws of the state of its organization, and has the requisite corporate or similar power and authority to own its properties and to carry on its business as presently conducted and is duly qualified to do business and is in good standing (where such concept exists) as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary. Complete and correct copies of the certificate of incorporation and by-laws (or equivalent organizational documents) of Parent and Buyer as currently in effect, have been made available to Albertson’s, and as so made available, are in full force and effect and no other organizational documents are applicable to or binding upon Parent and Buyer. Buyer is a direct or indirect wholly owned subsidiary of Parent.

Section 3.02. Authority; Enforceability. Each of Parent and Buyer has the corporate or other power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Buyer of this Agreement and the Ancillary Agreements to which it is a party and the consummation by each of Parent and Buyer of the transactions contemplated hereunder and thereunder have been duly authorized by all necessary action on the part of each of Parent and Buyer and the holders of any equity interests thereof. This Agreement and each Ancillary Agreement to which each is a party has been or will be duly executed and delivered by each of Parent and Buyer and, assuming due authorization, execution and delivery by the other parties hereto and thereto, constitutes or will constitute a legal, valid and binding agreement of each of Parent and Buyer, enforceable against each of them in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

Section 3.03. Non-Contravention. The execution, delivery and performance by each of Parent and Buyer of this Agreement and the Ancillary Agreements to which each is a party does not and will not (a) conflict with or violate its certificate of incorporation or by-laws or comparable governing documents, (b) assuming that all consents, approvals and authorizations contemplated by Section 3.04 have been obtained and all filings described therein have been made, conflict with or violate any Law applicable to Parent or Buyer or by which Parent or Buyer or any of their respective properties are bound or (c) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, recapture, amendment or acceleration of, or performance under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation to which Parent or Buyer is a party or by which Parent or Buyer or any of their respective properties are bound, except, in the case of clauses (b) and (c), for any such conflict, violation, breach, default, loss, right or other occurrence which would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby.

Section 3.04. Governmental Consents. The execution, delivery and performance by Parent and Buyer of this Agreement and the Ancillary Agreements to which each is a party and the consummation by each of Parent and Buyer of the transactions contemplated hereby and thereby do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except (a) as required under or pursuant to the HSR Act and (b) any other consent, approval, authorization, permit, action, filing or notification the failure of which to be made or obtained would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby.

Section 3.05. Financing. As of Closing, Buyer will have sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder. At and after the Closing, Buyer will have cash in an aggregate amount sufficient for Buyer to perform all of its obligations hereunder and with respect to the transactions contemplated hereby.

Section 3.06. Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Buyer for which any Seller could have any liability.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SUPERVALU

SUPERVALU hereby represents and warrants to the Buyer that:

Section 4.01. Organization. SUPERVALU is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has the requisite corporate or similar power and authority to own its properties and to carry on its business as presently conducted and is duly qualified to do business and is in good standing (where such concept exists) as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

Section 4.02. Authority; Enforceability. SUPERVALU has the corporate or other power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

The execution and delivery by SUPERVALU of this Agreement have been duly authorized by all necessary action on the part of SUPERVALU. This Agreement has been duly executed and delivered by SUPERVALU and, assuming due authorization, execution and delivery by the other parties hereto, constitutes or will constitute a legal, valid and binding agreement of SUPERVALU, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

Section 4.03. Non-Contravention. The execution, delivery and performance by SUPERVALU of this Agreement does not and will not (a) conflict with or violate its organizational documents, (b) assuming that all consents, approvals and authorizations contemplated by Section 4.04 have been obtained and all filings described therein have been made, conflict with or violate any Law applicable to SUPERVALU or by which SUPERVALU or its respective properties are bound, or (c) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, recapture, amendment or acceleration of, or performance under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation to which SUPERVALU is a party, except in the case of clauses (b) and (c), for any such conflict, violation, breach, default, loss, right or other occurrence which would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby.

Section 4.04. Governmental Consents. The execution, delivery and performance by SUPERVALU of this Agreement and the Ancillary Agreements to which it is a party and the consummation by SUPERVALU of the transactions contemplated hereby and thereby do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except (a) as required under or pursuant to the HSR Act and (b) any other consent, approval, authorization, permit, action, filing or notification the failure of which to be made or obtained would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby.

Section 4.05. Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of SUPERVALU for which Buyer could have any liability.

ARTICLE 5

COVENANTS OF THE SELLERS

The Sellers agree that:

Section 5.01. Conduct of the Standalone Drug Business. From the date hereof until the Effective Time, the Sellers shall conduct the Standalone Drug Business in the ordinary course consistent with past practice, including using commercially reasonable efforts to (i) maintain Inventory of a quantity (including seasonal variations), quality and mix consistent with past practices, (ii) maintain employment of employees (including pharmacists and store managers) at levels consistent with the needs of the business of each Store consistent with past practices at the posted hours of the Store and its pharmacy as of the date of this Agreement, (iii) maintain the Real Property in a physical condition consistent with past practice, (iv) maintain the validity of existing pharmacy and other federal, state or local licenses, permits or registrations, certifications and Medicare and Medicaid provider status, including any renewals or extensions thereof, consistent with past practices and (v) preserve intact the business organizations and relationships with third parties. Without limiting the generality of the foregoing, subject to applicable Law and Section 5.01 of the Disclosure Letter, from the date hereof until the Effective Time, the Sellers will not (in each case, to the extent it relates to the Standalone Drug Business), without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed (in each case, to the extent it relates to the Standalone Drug Business):

(a) sell, lease, license, purchase or enter into a contract to sell, remove or otherwise dispose of any Purchased Assets except (i) pursuant to existing contracts or commitments disclosed to Buyer in writing prior to the date hereof, (ii) sales of inventory in the ordinary course consistent with past practice or (iii) purchases, lease-related expenditures and equipment leases in the ordinary course of business consistent with the levels contemplated in the capital expenditure budget set forth in Section 5.01(a) of the Disclosure Letter (the “Capex Budget”);

(b) unless required by the terms of the applicable Store Lease or Ground Lease, modify materially, renew, extend or terminate any of the Store Leases or Ground Leases; provided that optional extensions of lease terms provided for in Store Leases or Ground Leases may be exercised by Sellers in the ordinary course of business consistent with past practices and provided further that, notwithstanding anything to the contrary herein, the Sellers (i) shall exercise any existing optional extensions for and/or renew (in accordance with the applicable time periods) (or, in the case of Stores subject to month-to-month lease arrangements, use reasonable best efforts to continue those arrangements for) those Store Leases or Ground Leases listed in Schedule 5.01(b)(i) and (ii) have advised Buyer that they are to close or sell the Stores listed in Schedule 5.01(b)(ii);

(c) terminate or permit termination or expiration of, any existing pharmacy or other federal, state or local licenses, permits, registrations, certifications and Medicare and Medicaid provider numbers, except in the ordinary course of business, consistent with past practices;

(d) incur, assume or guarantee any indebtedness for borrowed money with respect to the Purchased Assets, or mortgage or pledge any Purchased Asset or create or suffer to exist any Lien other than Permitted Liens on any Purchased Assets, other than in the ordinary course of business consistent with past practices; provided, however, no Lien on Real Property securing indebtedness will be created;

(e) enter into any (i) employment, deferred compensation, severance, retirement or other similar agreement with any officer or employee of the Standalone Drug Business (or amend any such existing agreement), (ii) grant any severance or termination pay to any officer or employee of the Standalone Drug Business (other than any severance or termination pay that is required to be paid under any of Albertson’s or its Affiliates’ severance plans as in effect on the date hereof) or (iii) increase any compensation or other benefits payable to any officer or employee of the Standalone Drug Business, other than any compensation increases that are in the ordinary course of business consistent with past practice;

(f) make or commit to any capital expenditure for additions or improvements to any plant, property or equipment relating primarily to the Standalone Drug Business in excess of the Capex Budget, except to the extent that such excess does not exceed $1,000,000 in the aggregate;

(g) enter into, modify, extend or cancel any third-party payor contracts (which contracts are for amounts in excess of $250,000 per annum), except in the ordinary course of business consistent with past practices;

(h) make any material changes in accounting policies or procedures other than as required by GAAP or a Governmental Authority;

(i) enter into any real estate lease or lease commitment (or change the status of any commitment), enter into or materially modify any Construction Contract, or purchase or acquire or enter into any agreement to purchase or acquire any real estate, in each case relating primarily to the Standalone Drug Business, other than as expressly contemplated hereby or in the ordinary course of business consistent with past practice as determined in accordance with Section 5.01 of the Disclosure Letter;

(j) in any material respect, amend, waive, modify, supplement, extend, terminate, allow to lapse, assign, encumber or otherwise transfer, in whole or in part, its rights and interests in or under any Assigned Contracts, other than as expressly contemplated hereby or in the ordinary course of business consistent with past practice as determined in accordance with Section 5.01 of the Disclosure Letter; or

(k) agree or commit to do any of the foregoing.

Section 5.02. Access to Information; Confidentiality. (a) From the date hereof until the Effective Time, Albertson’s will (i) give Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours and upon reasonable notice to the offices, properties, books, records and personnel of the Sellers relating to the Facilities and the Purchased Assets, (ii) furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Facilities and the Purchased Assets as Buyer may reasonably request (including affording Buyer and its representatives access to the Stores and the Distribution Center during the pre-Closing period to enable Buyer, at Buyer’s expense, to conduct a physical count of all inventory at such locations, (iii) co-operate and prioritize and allocate its resources as reasonably necessary to construct a data bridge and the data file transfers to ensure that Sellers will commence providing, immediately as of Closing, the information technology services to Buyer as specified in the Standalone Drug Transition Services Agreement, (iv) deliver to Buyer (in electronic form where available) commencing promptly after the date hereof the data reasonably requested by Buyer in order to commence and progress item match and other transition related planning activities as specified in Schedule 5.02(a) and (v) instruct the employees, counsel, financial advisors and auditors of the Sellers to cooperate with Buyer in connection with the foregoing; provided that (x) Buyer and its representatives shall not have the right, without the prior approval of Albertson’s (which shall not be unreasonably withheld, delayed or conditioned, so long as Buyer provides Sellers with an appropriate indemnity), to perform any investigative procedures that involve physical disturbance or damage to the Facilities, the real property upon which the Facilities are situated or any of the Purchased Assets or Excluded Assets and (y) it is understood and agreed that Buyer has informed Sellers that the access and conduct that is required by this Section 5.02(a) is critical to its ability to operate the Stores, and to conduct business and service customers at the Stores, at Closing, but that such access and conduct must be provided or performed in a form or manner or pursuant to a process that complies with applicable Law and any medical privacy policy of Albertson’s maintained for the benefit of third parties that imposes a legally binding obligation on Albertson’s or is required to be complied with order to be in accordance with applicable Law. Accordingly, to the extent that providing access to certain information or personnel or taking certain action under this Section 5.02(a) would not so comply in a given form or manner or pursuant to a given process, the parties shall agree on a form or manner of access or conduct that will both enable Buyer to operate the Stores, and conduct business and service customers at the Stores, at Closing and will comply with applicable Law and any such policy (e.g., pricing information may be redacted from the item files and pharmacy reimbursement rates may be redacted from third party plan information). To the extent that any Seller incurs any incremental out-of-pocket costs in processing, retrieving or transmitting any such information pursuant to this Section 5.02(a), the Buyer shall reimburse the appropriate Seller for the reasonable out-of-pocket costs thereof promptly upon the submission to the Buyer of an invoice therefor accompanied by supporting documentation in reasonable detail.

(b) During the period preceding the Closing Date, the Sellers shall permit Buyer access to each Facility after normal business hours (unless other times are permitted by the Sellers) in order to (i) prepare as-built surveys, and (ii) install wiring for communication devices and other store systems (including computers and other systems) and take other similar action at such Facility, all at Buyer’s cost and without causing damage to such Facility; provided that Buyer shall not be permitted to install any equipment in the Facilities until immediately following the Effective Time. Buyer agrees to repair any damage which may be caused due to the exercise of its rights pursuant to this Section 5.02(b) and to indemnify, defend and hold harmless the Seller Indemnitees from any and all Damages arising out of or in any way connected with Buyer’s exercise of its rights pursuant to this Section 5.02(b). The Sellers’ obligation to provide the foregoing access shall be conditioned on the requirement that Buyer shall not unreasonably interfere with the Sellers’ Standalone Drug Business.

(c) After the Effective Time, the Sellers and their Affiliates will hold, and will use their commercially reasonable efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless required to disclose by judicial or administrative process or by other requirements of Law or by the rules, regulations or policies of any United States or foreign securities exchange, all documents and information concerning the Purchased Assets and Assumed Liabilities, except to the extent that such information can be shown to have been (i) in the public domain prior to the Effective Time, (ii) in the public domain at or after the Effective Time through no fault of the Sellers or their Affiliates or (iii) later lawfully acquired by the Sellers from sources other than those related to its prior ownership of the Standalone Drug Business; provided that the Sellers may disclose such information to their officers, directors, employees, successors, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such Persons are informed by the Sellers of the confidential nature of such information and are directed by the Sellers to treat such information confidentially. The obligation of the Sellers and their Affiliates to hold any such information in confidence shall be satisfied if Sellers exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. For so long as such information remains subject to the foregoing confidentiality obligations, the Sellers shall not use the same for any purpose other than tax, accounting and regulatory and other compliance purposes and evaluating, enforcing and performing their rights and obligations under this Agreement and the Ancillary Agreements or otherwise in connection with the transactions contemplated hereby and thereby.

(d) Subject to Section 8.02(a), after the Effective Time, the Sellers will afford promptly to Buyer and its agents reasonable access (with an opportunity to make copies) (subject, however, to confidentiality and similar non-disclosure obligations) during normal business hours and upon reasonable notice, to the Sellers’ properties, books, records (whether in hard copy or computer format), workpapers, contracts, commitments, Tax Returns, personnel and records relating to the Facilities or the Purchased Assets as Buyer shall reasonably request for any reasonable business purpose relating to the Facilities or the Purchased Assets; provided that any such access by Buyer shall not unreasonably interfere with the conduct of the business of the Sellers. Buyer shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing.

Section 5.03. Notices of Certain Events. From the date hereof until the Closing Date, each party shall promptly notify the other party of:

(a) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(c) any change or fact of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article 10 becoming incapable of being satisfied.

Section 5.04. Noncompetition; Cooperation. (a) SUPERVALU agrees that neither it nor any of its controlled Affiliates shall:

(i) until eighteen months after the Closing Date, either directly or indirectly, for its own account or jointly with others, open any freestanding drug store within a 2.5-mile radius of any of the Stores;

(ii) (X) until six months after the Closing Date, open any new pharmacy counter in any supermarket owned or operated either directly or indirectly for its own account or jointly with others by any Seller or any of its Affiliates within a .25-mile radius of any of the Stores or (Y) for the following twelve months after such initial six month period, open more than five new pharmacy counters in a supermarket within a .25-mile radius of any of the Stores.

(iii) Notwithstanding anything to the contrary contained in this Section 5.04, neither SUPERVALU nor any of its controlled Affiliates shall be prohibited from (X) entering into or consummating any agreement or transaction providing for the acquisition or disposition of any assets, securities or businesses so long and to the extent that such acquisitions or dispositions are not specifically intended to circumvent the restrictions set forth in this Section 5.04 or (Y) the purchase, acquisition or possession of 5% or less of any class of securities of any Person in the ordinary course of SUPERVALU’s or any of its Affiliates’ passive investment activities.

(b) SUPERVALU agrees that, until 18 months after the Closing Date, neither it nor any of its controlled Affiliates, on the one hand, and Parent agrees that neither it nor any of its controlled Affiliates, on the other hand, shall solicit any prescription drug customer of the other party to the extent that such customer’s prescription file is associated with a store of the other party; provided that the foregoing shall not be deemed to prohibit generalized solicitations through media advertisements that are not targeted at such customers. For the avoidance of doubt, nothing in this Section 5.04(b) shall limit any party’s ability to solicit any customer whose name independently appears on such party’s prescription files.

(c) For a period of 180 days from the Closing Date, SUPERVALU and Parent agree not to disparage each other or to communicate that a prescription file has been “transferred” or “transferred away” (or a message using similar language) from the other’s branded store in communications with prescription drug customers.

Section 5.05. Prescription Files. Commencing on the Closing Date and in accordance with a schedule to be provided by Buyer, the Sellers will deliver the Prescription Files to Buyer in an electronic format mutually agreeable to Buyer and the Sellers in accordance with all applicable state board of pharmacy regulations; provided that Sellers shall preserve and maintain original hard copies of the Prescription Files at the applicable Stores in accordance with all applicable state board of pharmacy regulations; provided further, the cost of any conversion into such mutually agreed upon electronic format shall be at Buyer’s sole cost and expense.

Section 5.06. Casualty and Condemnation. (a) In the event that, after the execution of this Agreement, but prior to the Effective Time, any Facility is subject to loss, destruction or damage to the building or other improvements thereon (a “Casualty”) or the exercise of eminent domain by a Governmental Authority (a “Condemnation”):

(i) Subject to Section 5.06(a)(ii), at the Closing the Sellers shall assign to Buyer all proceeds the Sellers have received from any third party insurance claims, condemnation awards, compensation or other reimbursements relating to such Casualty or Condemnation (except as to business interruption insurance to the extent that such proceeds are used or intended to be used to reimburse Seller for any out-of-pocket costs, expenses, damages or losses suffered or incurred by Seller up to and including the Effective Time) to the extent such proceeds have not already been used by a Seller to repair any such loss, destruction or damage (or are required to reimburse any Seller for any such repair), and shall assign to Buyer the right to receive any future proceeds of such Casualty or Condemnation receivable after the Effective Time, including as to business interruption insurance.

(ii) If any such Casualty is not covered under the Sellers’ insurance policies and in the event of a Leased Store that has suffered a Casualty where the landlord is responsible for such repairs, loss or destruction pursuant to the terms of the relevant Lease, the applicable Seller shall assign the applicable Lease to Buyer at the Closing and, without any additional payment from the Sellers, the Sellers shall assign to Buyer any claim they have under such Lease with respect thereto.

(b) Any party receiving a notice of Casualty or Condemnation shall notify all other parties in accordance with Section 12.02. Notwithstanding anything to the contrary contained in this Agreement, in no event will any Casualty or Condemnation constitute the breach of any representation, warranty or covenant of the Sellers contained in this Agreement if the Sellers comply with this Section 5.06.

(c) Notwithstanding anything to the contrary in this Agreement, under no circumstances shall (i) SUPERVALU, New Diamond, Sellers or any of their respective Affiliates be responsible for any retention or deductible payable with respect to any Casualty or Condemnation and (ii) any payments on account of a Casualty or Condemnation or any other loss be required from Beryl American Corporation, or any other Subsidiary or Affiliate of SUPERVALU or the Sellers that has underwritten an insurance policy with respect to any Purchased Asset.

Section 5.07. Assistance in Transfer of Licenses, Permits and Registrations. (a) The Sellers will use commercially reasonable efforts to assist Buyer in obtaining the transfer of the Licenses, including directing its employees to cooperate with such transfer and making any notifications required to be sent by the Sellers to the U.S. Drug Enforcement Administration (“DEA”) and applicable state pharmacy boards prior to the Effective Time. It is understood that Buyer is responsible for any expenses associated with any of the foregoing transfers or assignments.

(b) With respect to any liquor license or liquor or other alcoholic beverage inventory conveyed hereunder, the parties shall comply with applicable Law, including the creation of any necessary escrow and the disbursement or release of any funds held in such escrow, with the related escrow fees being paid by Buyer; provided, however, if a state liquor control authority refuses to consent to the transfer or issuance of a liquor license with respect to any Store to Buyer, the liquor inventory at such Store shall be deemed Excluded Inventory. The parties shall cooperate in executing and delivering any documentation necessary to effect the foregoing. Buyer or a designee of Buyer will file, or cause to be filed, all necessary pharmacy and liquor permit applications with the appropriate governmental authorities and will use its commercially reasonable efforts to obtain such permits as soon as practicable (including any controlled substance licenses required under state law and DEA numbers). In the event that any liquor, alcoholic beverage, pharmacy, controlled substances, DEA, Medicare, Medicaid or other permit, license, registration, provider number, approval, consent, certification or the like issued by any Governmental Authority necessary for the Buyer’s ownership and/or operation of the Purchased Assets, Standalone Drug Business or any Store shall not have been issued or transferred to Buyer as of the Closing, at the request of Buyer and without any additional consideration, the Sellers shall execute such powers of attorney, instruments and agreements as are reasonably necessary to allow Buyer to utilize the Sellers’ liquor, alcoholic beverage, pharmacy, controlled substances, DEA, Medicare, Medicaid or other permits, licenses, registrations, provider numbers, approvals, consents, certifications or the like, to the extent permitted under applicable Law, in Buyer’s ownership and/or operation of the Purchased Assets, Standalone Drug Business or any Store, until the issuance of such liquor, alcoholic beverage, pharmacy, controlled substances, DEA, Medicare, Medicaid or other permits, licenses, registrations, provider numbers, approvals, consents, certifications or the like to Buyer; provided that as a condition precedent to the Sellers’ execution of any such power of attorney, instrument or agreement, Buyer shall also agree that (i) during the period of Buyer’s use of the Sellers’ liquor, alcoholic beverage, pharmacy, controlled substances, DEA, Medicare, Medicaid or other permits, licenses, registrations, provider numbers, approvals, consents, certifications or the like thereunder, Buyer shall own and/or operate the Purchased Assets, Standalone Drug Business or any Store in accordance with applicable Law and (ii) Buyer shall indemnify the Sellers against all losses arising out of Buyer’s use of such power of attorney, instrument or agreement.

Section 5.08. Controlled Substances Inventory. To the extent required by applicable Law or DEA regulations in context of the transactions contemplated by this Agreement, the Sellers will undertake and deliver to Buyer at each Store an inventory of “controlled substances” located at such Store, as close as practicable prior to the Effective Time.

Section 5.09. Updated Store List. No later than thirty Business Days prior to the Closing, Sellers shall provide to Buyer updated copies of Exhibits A, B and C to this Agreement (the “Updated Store List”), which shall set forth the final and definitive list of the Stores, and which shall be identical to the Exhibits A, B and C attached to this Agreement except for, in accordance with Section 5.01 (i) the addition of new or replacement retail drug stores associated with the Standalone Drug Business which are opened by Sellers between the date of this Agreement and the date of Sellers’ delivery of the Updated Store List to Buyer, and (ii) the removal of any Stores due to operational closings consistent with past practice or expirations of Store Leases or Ground Leases in accordance with their terms. The Updated Store List shall be deemed to be Exhibits A, B and C to this Agreement for all purposes under this Agreement as of the Effective Time.

Section 5.10. Financial Reports; Audited Financials. (a) Between the date of this Agreement and the Closing Date, subject to applicable Law, Sellers shall deliver to Buyer on a monthly basis interim, unaudited financial reports for the Standalone Drug Business, prepared by Sellers in the ordinary course of business consistent with past practices and in accordance with Sellers’ customary reporting format for Sellers’ internal use in overseeing and managing the operations of the Standalone Drug Business and the Stores.

(b) Sellers will cooperate and use commercially reasonable efforts to prepare for Parent (and in the event required to be obtained by Parent under Regulation S-X under the Exchange Act, shall prepare for Parent), commencing promptly after the date hereof, audited financial statements for the Standalone Drug Business, the Purchased Assets and the Assumed Liabilities for Albertson’s then most recently completed and reported fiscal year (and unaudited reviewed financial statements for any historical or subsequent fiscal quarter required to be obtained by Parent under such Regulation S-X) in each case fairly presented in accordance with GAAP on a basis consistent with Albertson’s historical financial statements. Sellers shall deliver all such financial statements to Parent at least 30 days prior to the latest time such financial statements are required to be filed by Parent with the Securities and Exchange Commission under the Exchange Act.

Section 5.11. Intercompany Leases. On or prior to the Closing Date, the Sellers shall deliver the Purchased Assets free and clear of any lease or sublease agreements between any Seller or any Affiliate of a Seller, on the one hand, and Albertson’s or any Affiliate of Albertson’s, on the other hand.

Section 5.12. Merger Agreement; Separation Agreement. Neither Albertson’s nor SUPERVALU shall, without the prior written consent of Buyer agree to any modification of any of the terms or conditions of, or give any consent or waiver under, any provision of the Merger Agreement or Separation Agreement if such modification, consent or waiver would reasonably be expected to have a material and adverse effect on the Standalone Drug Business, Purchased Assets or Assumed Liabilities.

ARTICLE 6

COVENANTS OF BUYER

Buyer agrees that:

Section 6.01. Confidentiality. Prior to the Effective Time and after any termination of this Agreement, Buyer and its Affiliates will hold, and will use their commercially reasonable efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law or by the rules, regulations or policies of any United States or foreign securities exchange, all documents and information concerning the Standalone Drug Business that the Sellers have furnished to Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) in the public domain through no fault of Buyer or any of its Affiliates or (ii) later lawfully acquired by Buyer or any of its Affiliates from sources other than the Sellers; provided that Buyer may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such Persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially. The obligation of Buyer and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, Buyer and its Affiliates will, and will use their commercially reasonable efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the Sellers, upon request, all documents and other materials, and all copies thereof, obtained by Buyer or any of its Affiliates or on their behalf from the Sellers in connection with this Agreement that are subject to such confidence.

Section 6.02. Access. After the Effective Time, Buyer will afford promptly to each of the Sellers and New Diamond and their agents reasonable access (with an opportunity to make copies) (subject, however, to confidentiality and similar non-disclosure obligations) during normal business hours and upon reasonable notice, to Buyer’s properties, books, records (whether in hard copy or computer format), workpapers, contracts, commitments, Tax Returns, personnel and records relating to the Facilities or the Purchased Assets as the Sellers and/or New Diamond shall reasonably request for any reasonable business purpose relating to the Facilities or the Purchased Assets; provided that any such access by the Sellers and/or New Diamond, as applicable, shall not unreasonably interfere with the conduct of the business of Buyer. Each of the Sellers and New Diamond shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing.

Section 6.03. Guarantee Releases under Certain Contracts. Following the Effective Time, the Buyer will use its reasonable best efforts to procure the release by the applicable counterparty of any guarantee of Albertson’s or their respective Affiliates in place with respect to any Store Lease, Ground Lease or Assigned Contract by offering a replacement guarantee of Buyer or its Affiliates, but Buyer shall have no further obligation to procure such release. If and to the extent that Buyer shall be unable to procure any such release, Buyer and its Affiliates shall jointly and severally indemnify and hold harmless the Sellers, New Diamond or their respective Affiliates, as applicable, against any damages, losses, liabilities and expenses (including reasonable attorneys’ fees) suffered or incurred by any of them with respect to any such Store Lease, Ground Lease or Assigned Contract.

Section 6.04. Contractual Overpayments. If at any time in the one-year period following the Effective Time, the Buyer or any of its Affiliates receives a refund amount or a reduction in an amount payable from a vendor that relates to a contractual overpayment under any of the Assigned Contracts, Store Leases or Ground Leases by the Sellers or their Affiliates prior to the Effective Time, the Buyer shall promptly pay to New Diamond an amount equal to the amount of such refund or reduction.

Section 6.05. Medicare And Medicaid Provider Numbers. The Buyer shall promptly make (and thereafter diligently pursue) all filings, notifications and applications required for participating as a provider in Medicare and Medicaid reimbursement programs with respect to the Stores.

ARTICLE 7

COVENANTS OF BUYER AND THE SELLERS

Section 7.01. Reasonable Best Efforts; Further Assurances. (a) Subject to the terms and conditions of this Agreement (including, but not limited to, Section 7.2), Buyer and the Sellers will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary or desirable under applicable Laws and regulations to consummate, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

(b) Buyer and the Sellers will use reasonable best efforts to: (i) prepare, as soon as practicable, all filings and other presentations in connection with seeking any regulatory approval, exemption or other authorization from any Governmental Authority necessary to consummate the transactions contemplated hereby; (ii) prosecute such filings and other presentations with diligence; and (iii) oppose any objections to, appeals from or petitions to reconsider or reopen any such approval by Persons not party to this Agreement. Buyer and the Sellers will use reasonable best efforts to facilitate obtaining any final order or orders approving such transactions, consistent with this Agreement and/or to remove any impediment to the consummation of the transactions contemplated hereby. Buyer and the Sellers will use reasonable best efforts to furnish all information in connection with the approvals of or filings with any Governmental Authority and will promptly cooperate with and furnish information in connection with any such requirements imposed upon Buyer or any of its Affiliates in connection with this Agreement and the transactions contemplated hereby. Subject to Section 6.02, Buyer will use reasonable best efforts to obtain any consent, authorization, order or approval of, or any exemption by, and to remove any impediment imposed by any Governmental Authority to allow the consummation of the transactions contemplated hereby. Buyer and the Sellers will each advise the other party promptly of any material communication received by such party or any of its Affiliates from the Federal Trade Commission, Department of Justice, any state attorney general or any other Governmental Authority regarding any of the transactions contemplated hereby, and of any understandings, undertakings or agreements (oral or written) such party proposes to make or enter into with the Federal Trade Commission, Department of Justice, any state attorney general or any other Governmental Authority in connection with the transactions contemplated hereby. Buyer and Sellers will each consult with the other in advance of any material meetings with the Federal Trade Commission.

Section 7.02. HSR Clearance. (a) In furtherance and not in limitation of Section 7.01, each of Buyer and Albertson’s shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and thereafter make any other required submissions with respect to the transactions contemplated hereby under the HSR Act and to take all other appropriate actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(b) Notwithstanding the foregoing, Buyer shall promptly take, in order to consummate the transactions contemplated hereby, all actions necessary to (A) secure the expiration or termination of any applicable waiting period under the HSR Act (the “HSR Clearance”) and (B) to resolve any objections asserted with respect to the transactions contemplated under this Agreement under any antitrust Law or the Federal Trade Commission Act, raised by any Governmental Authority, and to prevent the entry of any court order and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that would prevent, prohibit, restrict or delay Closing, including (i) executing settlements, undertakings, consent decrees, stipulations or other agreements with any Governmental Authority (or with any private party, but only in this latter case, in order to vacate, lift, reverse, overturn, settle or otherwise resolve any decree, judgment, injunction or other order that prevents, prohibits, restricts or delays Closing that may be issued by any court or other Governmental Authority in favor of that third party), (ii) selling, divesting or otherwise conveying particular assets or categories of assets or businesses of Parent and its Affiliates, (iii) agreeing to sell, divest or otherwise convey any particular assets or categories of assets or businesses of the Purchased Assets contemporaneously with or subsequent to the Closing, and (iv) permitting the Sellers to sell, divest or otherwise convey any particular assets or categories of assets or businesses of the Purchased Assets prior to the Closing. All such efforts shall be unconditional and shall not be qualified by best efforts and no actions taken pursuant to this Section 7.02 shall be considered for purposes of determining whether a Material Adverse Effect has occurred. Buyer shall respond to and seek to resolve as promptly as reasonably practicable any objections asserted by any Governmental Authority with respect to the transactions contemplated under this Agreement. In the event in connection with such efforts Buyer or Seller sell or otherwise dispose of any of the Purchased Assets and the Closing occurs, the Buyer will be entitled to retain all net proceeds received from the applicable sale or disposition to a third party.

Section 7.03. Certain Filings. Buyer and the Sellers shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement, and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers. Each of Buyer and the Sellers shall use their respective reasonable best efforts to obtain Tax clearance certificates (pursuant to Laws with respect to bulk transfers) from any state in which failure to obtain such certificate may result in Buyer or any of its Affiliates being liable for Taxes as transferee in connection with the consummations of the transactions contemplated hereby.

Section 7.04. Public Announcements. From the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued by Parent, SUPERVALU or Albertson’s (or their respective Affiliates or representatives) without the prior consent of each of the other such parties (which consent shall not be unreasonably withheld or delayed), except, in each case, as such release or announcement may be required by Law or the rules, regulations or policies of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of such issuance; provided that SUPERVALU, Parent and Sellers may make internal announcements to their respective employees after reasonable prior notice to, and consultation with, the other; provided, however, that no prior notice or consultation will be required for communications concerning status or other factual matters concerning the transaction.

Section 7.05. Trademarks; Tradenames. Except as otherwise set forth in this Section 7.05, after the Effective Time, Buyer and its Affiliates shall not use the Tradenames and Trademarks.

(a) Buyer agrees to use commercially reasonable efforts to re-brand (including changing signage), and Sellers agree, at Buyer’s expense, to use commercially reasonable efforts to assist Buyer in re-branding, each Store in the greater Chicago metropolitan area and Southern California (San Diego and Orange County) markets within 90 days after the Closing Date (and each other Store within 180 days after the Closing Date), and Buyer and its Affiliates shall have the right to use the “Albertson’s” (to the extent used for private label product), “Osco” or “Sav-on” names (the “Tradenames and Trademarks”) in connection with each Store until such Store has been re-branded; provided that such time periods shall be extended to the extent necessary if such re-branding is not permitted by Law before the expiration of such period.

(b) After the Effective Time, Buyer and its Affiliates and its resellers shall have the right to sell existing inventory and to use existing packaging, labeling, containers, supplies, advertising materials and any similar materials bearing the Tradenames and Trademarks for 180 days following the Closing Date. Buyer and its Affiliates and resellers shall have the right to use the Tradenames and Trademarks in advertising that cannot be changed by Buyer or its Affiliates or resellers using commercially reasonable efforts for a period not to exceed 180 days after the applicable Effective Time. Buyer and its Affiliates and resellers shall comply with all applicable Laws or regulations in any use of packaging or labeling containing the Tradenames and Trademarks. Buyer and its Affiliates and resellers shall not be obligated to change the Tradenames and Trademarks on goods in the hands of dealers, distributors and customers at the time of the expiration of the time period set forth herein.

Section 7.06. Accounts Receivables; Gift Cards and Gift Certificates; Prepaid Expenses. (a) Buyer shall promptly deposit in one or more accounts designated by New Diamond within 10 days of receipt any monies paid to Buyer with respect to Accounts Receivable and shall furnish the information that New Diamond may reasonably request from time to time with respect to such Accounts Receivable.

(b) Following the Closing Date for a period of four months thereafter, with respect to each Store, Buyer shall (i) accept in full any original proprietary gift cards issued by Sellers for use at their retail locations from customers who present gift cards at such Store and (ii) Buyer shall redeem at full face value any original proprietary gift certificates issued by Sellers for use at their retail locations to customers who present such gift certificates at such Store.

(c) Buyer shall reimburse New Diamond at the Closing for the full amount of all documented Prepaid Expenses.

Section 7.07. Transition Services Agreement. Buyer and SUPERVALU and its Affiliates shall cooperate and use their respective best efforts to enter into at Closing the Standalone Drug Business Transition Services Agreement and the Distribution Center Transition Services Agreement; provided, however, in no event shall the execution and delivery of the Standalone Drug Business Transition Services Agreement or the Distribution Center Transition Services Agreement pursuant to Section 1.07 be a condition to Closing.

Section 7.08. HIPAA Privacy Standards. (a) After the Effective Time, Buyer shall make the Prescription Files available for access and amendment to individuals in accordance with the Health Insurance Portability and Accountability Act of 1996 privacy standards (the “HIPAA Privacy Standards”) and other applicable Laws. Buyer shall respond to individuals’ requests for accountings of disclosures of protected health information for periods prior to the Effective Time in accordance with the HIPAA Privacy Standards.

(b) In addition, Buyer shall maintain the Prescription Files and all protected health information transferred by the Sellers in accordance with the Health Insurance Portability and Accountability Act of 1996 security standards governing electronic protected health information.

(c) All inquiries and responses by Buyer relating to patient rights under HIPAA Privacy Standards relating to uses or disclosures of health information made prior to the Effective Time shall be forwarded to the Sellers and New Diamond pursuant to Section 12.02.

Section 7.09. Solicitation of Employees. Each of Parent and SUPERVALU mutually agree that (i) neither it nor any of its Affiliates shall, until the end of the 18 month period immediately following the Closing Date, except as contemplated in Article 9 and except with respect to any employees listed on Schedule 7.09, solicit the services of any personnel at the level of field management or above (i.e., not including any pharmacist or store managers) that is employed by the other party or its Affiliates pertaining to a drug store (including a pharmacy counter in a supermarket) and (ii) until six months after the Closing Date, solicit any pharmacist that is employed in a drug store (including a pharmacy counter in a supermarket) by the other party, in each case, in any market which the Sellers operate a Store immediately prior to the Effective Time.

Section 7.10. Kodak and Qualex Photo Processing Equipment. The Sellers and Buyer shall each use commercially reasonable efforts, and shall reasonably cooperate with each other in such efforts, to obtain the consent of each of Kodak and Qualex to the (a) (i) transfer of the photo processing equipment leased by the Sellers or their Affiliates from Kodak and Qualex and located at the Stores (the “Photo Equipment”) to Buyer and (ii) the assumption by Buyer of the obligations of the Sellers with respect to such Photo Equipment, or (b) buyout by Buyer of the Photo Equipment.

Section 7.11. “As Is” Condition; Waiver and Release. Except for the express representations and warranties contained in this Agreement (and without limiting the conditions to Closing in Article 10), the Purchased Assets to be transferred hereunder will be transferred “as is, where is,” in their present condition and state of repair, with all faults, limitations and defects (hidden and apparent). Without limitation, each of Buyer and Parent, on the one hand, and the Sellers and New Diamond, on the other hand, acknowledge that, except as specifically set forth to the contrary in this Agreement, no warranties or representations, expressed or implied, of any kind whatsoever (including any implied warranty of merchantability or fitness for a particular purpose) have been made by the other party, any of its Affiliates or any other Person, or will be relied upon.

Section 7.12. Payments for Pharmacy Services. Buyer agrees to forward to New Diamond any sums of money received by Buyer for pharmacy services rendered by the Sellers prior to the Effective Time. New Diamond and the Sellers agree to forward to Buyer any sums of money received by New Diamond or the Sellers, as applicable, for pharmacy services rendered by Buyer following the Effective Time. Further, upon reasonable notice from New Diamond and/or the Sellers, Buyer agrees to afford reasonable access to allow New Diamond and the Sellers access to the Prescription Files for the sole purpose of third party rebilling and reconciliation with respect to periods prior to the Effective Time.

Section 7.13. Confidentiality Agreement. Parent and Albertson’s agree that the terms and provisions of the Confidentiality Agreement (as amended by this Section 7.13) shall continue to bind the parties; provided, however, that, in the event the Closing occurs, the Confidentiality Agreement (as amended by this Section 7.13) will terminate on the Closing Date except that the confidentiality obligations therein will continue in effect in accordance with the terms thereof with respect to information of Albertson’s not related to the Standalone Drug Business, the Purchased Assets or the Assumed Liabilities. Parent and Albertson’s further agree that, until the earlier of the Closing and the termination of Section 6(c) of the Confidentiality Agreement in accordance with its terms, the scope of Section 6(c) of the Confidentiality Agreement (No Solicitation) shall be expanded to apply reciprocally to each of Parent and its Affiliates, on the one hand, and Albertson’s and its Affiliates, on the other hand, and the terms in that Section 6(c) shall be expanded to apply to their respective directors, officers, management level employees, in-store managers and in-store pharmacists (and will not be limited by any reference to the evaluation or discussions described in that Section 6(c)); provided that in no event shall anything in the foregoing or the Confidentiality Agreement prohibit or limit in any way the ability of Parent and its affiliates to solicit, or make offers of employment to, Kevin Tripp, the Employees and/or the individuals who are described in Section 9.02, but only in relation to post-Closing employment with Parent or its affiliates (which solicitations and offers shall, for the sake of clarity, be conditioned on the Closing occurring).

ARTICLE 8

TAX MATTERS

Section 8.01. Tax Matters. Except as specified in Section 8.01 of the Disclosure Letter, or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Albertson’s hereby represents and warrants to Buyer that the Sellers have timely paid, or made provision to pay, all Taxes that include or relate to the Standalone Drug Business and the Purchased Assets that will have been required to be paid on or prior to the date hereof, the non-payment of which would (a) result in a Lien on any Purchased Asset, (b) otherwise adversely affect the Standalone Drug Business or (c) result in Buyer becoming liable or responsible therefor.

Section 8.02. Tax Cooperation. (a) Notwithstanding any other provision in this Agreement, this Section 8.02 shall govern cooperation with respect to Tax matters. Buyer, the Sellers, New Diamond and SUPERVALU agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Standalone Drug Business and the Purchased Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any Action relating to any Tax. Except with respect to information that is generally available to the public, the party requesting such information shall treat such information so obtained in a manner consistent with the way in which it treats its own records. Buyer, the Sellers, New Diamond and SUPERVALU shall retain all books and records with respect to Taxes pertaining to the Purchased Assets for a period of at least seven years following the Effective Time. Buyer, the Sellers, New Diamond and SUPERVALU shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Purchased Assets or the Standalone Drug Business.

(b) All real property taxes (other than real estate Taxes referred to in Section 1.08), personal property taxes and similar ad valorem obligations (other than Transfer Taxes, which shall be governed by Section 8.02(c)) levied with respect to the Purchased Assets for a Straddle Tax Period (collectively, the “Apportioned Obligations”) shall be apportioned between the Sellers and Buyer based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period. The Sellers shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period.

(c) All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains, transaction privilege tax and similar Taxes, levies, charges and fees (collectively, “Transfer Taxes”) incurred in connection with the transfer of the Purchased Assets pursuant to this Agreement shall be borne equally by Buyer on the one hand, and Sellers, on the other hand. Buyer and the Sellers shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation.

(d) Apportioned Obligations and Transfer Taxes described in this Section 8.02 shall be timely paid, and all applicable Tax Returns shall be filed, as provided by applicable Law. The paying party shall provide to the non-paying party drafts of all Tax Returns described in the preceding sentence and a statement setting forth the amount of reimbursement to which the paying party is entitled under Section 8.02(b) and Section 8.02(c), as the case may be, together with appropriate supporting information and schedules at least 30 calendar days prior to the due date for the filing of such Tax Return (including extensions), or such shorter period as is necessary to allow for the timely filing of such Tax Return. The non-paying party shall have the right, at its expense, to review all work papers and procedures used to prepare any such Tax Return. If the non-paying party, within 10 Business Days after delivery of any such Tax Return, notifies the paying party in writing that it objects to any items in such Tax Return, the parties will use their reasonable best efforts, acting in good faith, to resolve such disputed items between themselves. If the parties fail to resolve such disputed items within 5 Business Days, such disputed items shall be resolved (within a reasonable time, taking into account the deadline for filing such Tax Return) by the Independent Accounting Firm. Upon resolution of all such items, the relevant Tax Return shall be adjusted, if necessary, to reflect such resolution and shall be binding upon the parties without further adjustment. The costs, fees and expenses of the Independent Accounting Firm shall be borne equally by the parties. The non-paying party shall make reimbursement promptly pursuant to this Section 8.02(d) but in no event later than 10 days after the resolution of the relevant Tax Return. Any payment not made within such time shall bear interest at the Applicable Rate until paid.

ARTICLE 9

EMPLOYEE BENEFITS

Section 9.01. ERISA Representations. Albertson’s hereby represents and warrants to Buyer that Section 9.01 of the Disclosure Letter contains a correct and complete list identifying each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each material employment, severance or similar contract, plan, arrangement or policy and each other material plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Sellers or any of their ERISA Affiliates and covers any Employee as of the date hereof. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto (other than the Taft Hartley Plan Documents) have been made available to Buyer together with, if applicable, the most recently filed annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the “Employee Plans.” Albertson’s agrees to use its commercially reasonable efforts to furnish Buyer with a copy of each Taft Hartley Plan Document prior to the Closing Date. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has received a determination letter to that effect from the IRS and, to the Knowledge of any Seller, no circumstances exist which would reasonably be expected to materially adversely affect such qualification or exemption. With respect to any Surviving Plan (as defined below) (i) Sellers have not incurred any withdrawal liability under Subtitle E of Title IV of ERISA (“Withdrawal Liability”) that remains unsatisfied, as would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) Sellers have not received any notification, that any such Surviving Plan is in reorganization or has been terminated.

Section 9.02. Employees and Offers of Employment. Effective as of the Effective Time, Buyer shall (i) offer employment to each Employee, at a base salary or wage that is at least equal to that provided the applicable Employee immediately prior to the Effective Time; (ii) have the right to offer employment to each Albertson’s corporate employee, field manager, field-based marketing manager and divisional pharmacy manager, in each case to the extent dedicated solely to the Standalone Drug Business, including, without limitation, those employees specified in Schedule 9.02(a) (so long as they are so dedicated) at a base salary or wage that is at least equal to that provided to such Albertson’s corporate employee, field manager, field-based marketing manager or divisional pharmacy manager immediately prior to the Effective Time and (iii) have a right to hire certain of the category managers, real estate personnel, field-based marketing managers and divisional pharmacy managers in each case who have shared responsibilities between the Standalone Drug Business and the New Diamond Business (as defined in the Separation Agreement) (collectively, the “Shared Personnel”) to the extent specified in Schedule 9.02(b) as determined in cooperation between Sellers and Buyer by allocating a proportionate number of Shared Personnel to Buyer based on the ratio of (x) the total number of pharmacy counters in Stores covered by such Shared Personnel to (y) the total number of pharmacy counters in Stores and grocery stores operated by Sellers collectively covered by such Shared Personnel as set forth on such Schedule 9.02(b). Sellers may update, and deliver to Buyer, Schedule 9.02(a) and Schedule 9.02(b) within fourteen days following the date of this Agreement. SUPERVALU and Buyer shall cooperate in good faith to determine the accuracy of Schedule 9.02(a) and Schedule 9.02(b) and agree to update each such Schedule as appropriate. The term “Employee” includes any Person who, immediately prior to the Effective Time, is actively employed by any Seller at a Facility or who is on short-term disability leave, authorized leave of absence, military service or lay-off with recall rights as of the Effective Time (such inactive employees shall be offered employment by Buyer as of the date they return to active employment but only if such employee returns to active service within 180 days after the Effective Time or such later time as their reemployment rights are protected by applicable Laws), but shall exclude any other inactive or former employee including any Person who is on long-term disability leave or unauthorized leave of absence as of the Effective Time. The employees who accept and commence employment with Buyer (including the employees described in this Section 9.02 and the employees set forth on Schedule 7.09) are hereinafter collectively referred to as the “Transferred Employees.”

Section 9.03. The Sellers’ Employee Benefit Plans. Except as expressly set forth herein, no assets or liabilities of any Employee Plan shall be transferred to Buyer or any of its Affiliates or to any plan of Buyer or any of its Affiliates. Buyer shall agree to assume the obligations under any agreement providing for the grant of any restricted stock units or any cash awards to the Transferred Employees or Employees (but only to the extent they remain eligible for such awards) which are granted to such Transferred Employees or Employees following the date hereof but prior to the Effective Time, but solely with respect to the Employees, only to the extent such awards are set forth and described in Section 9.03 of the Disclosure Letter.

Section 9.04. Buyer Benefit Plans. Buyer will cause all plans and programs of Buyer and its Affiliates to recognize all service of the Transferred Employees with the Sellers or any of their Affiliates prior to the Closing Date for purposes of vesting and eligibility and for purposes of determining the amount of benefits under Buyer’s applicable sick leave, vacation, severance or other welfare plan. Buyer will assume, and be solely responsible for, all sick leave, vacation or other paid time off accrued by Employees prior to the Effective Time; provided, however, that Buyer will not assume any accrued sick leave, vacation or other paid time off to the extent Sellers are required by Law to pay any Transferred Employee the appropriate accrued amounts of sick leave, vacation or other paid time off, but will instead reimburse and hold harmless Sellers and their Affiliates in respect of any such payments. Buyer shall or shall cause its Affiliates to offer enrollment in, effective as of the Effective Time, all health and welfare and 401(k) plans of the Buyer and its Affiliates to each Transferred Employee who participates in an equivalent type of plan of Sellers or their Affiliates immediately prior to the Effective Time, and, so long as such Transferred Employees remain employed by Buyer shall continue such enrollment for no less than 12 months following the Effective Time (so long as the applicable employee remains eligible under the terms of the program, except that solely for purposes of Buyer’s health care plans such eligibility will be determined without regard to minimum number of hour requirements during the first 90 days following the Closing Date). Buyer shall (i) cause to be waived all limitations as to preexisting condition limitations, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees under any plan of Buyer or its Affiliates that is a healthcare plan, to the extent such limitation or exclusion was waived or such waiting period was satisfied as of the Effective Time under any healthcare plan maintained for such employees immediately prior to the Effective Time and (ii) cause applicable healthcare plans of Buyer or its Affiliates to provide each Transferred Employee with credit for any co-payments, deductibles and any other out-of-pocket expenses paid during the plan year or other appropriate period commencing immediately prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any healthcare plan(s) of Buyer or its Affiliates for such plan year (so long as Buyer is provided the applicable information). If within 12 months following the Closing Date Buyer terminates the employment of any Transferred Employee without cause, Buyer shall provide the Transferred Employee severance benefits in an amount no less than the severance benefits the Transferred Employee would have been entitled to under Albertson’s applicable severance plans (but excluding any individual employment or change in control agreements).

Section 9.05. Labor Agreements. (a) Buyer shall (i) assume the Assumed Labor Agreements, (ii) recognize and comply with any legal duty to bargain or negotiate with any labor organization lawfully entitled to represent any Transferred Employees, (iii) fully comply with Sections 9.02 and 9.04 of this Agreement with respect to such Transferred Employees and credit such Transferred Employees with full seniority gained while employed by Sellers and their Affiliates, and (iv) indemnify the Seller Indemnitees against and hold each of them harmless from any and all damages, losses, liabilities and expenses (including reasonable attorneys’ fees and expenses, indirect, consequential, incidental, exemplary or special damages, punitive damages, lost profits, lost revenues and diminution in value or benefits) arising out of or in any way connected with Buyer’s failure to assume and comply with the terms of the Labor Agreements (or Seller’s failure to require Buyer to assume the Labor Agreements) or recognize and comply with any legal duty to bargain or negotiate with any labor organizations lawfully entitled to represent any Transferred Employees, including any such damages arising from any claims, including but not limited to grievances, unfair labor practice charges, lawsuits, injunction actions or contractual, administrative or legal actions of any kind, alleging a breach of a Labor Agreement or the violation of any labor law, or any action by a labor organization at any location as a result thereof. Buyer may seek before Closing to modify the terms of the Labor Agreements; provided, however, that such modification shall not be a condition to Closing under this Agreement.

(b) It is expressly agreed and understood that neither Buyer nor any Seller has any right, power or authority to control, direct or regulate the labor relations and human resources policies and procedures of the other, that neither is deemed to constitute the agent or representative of the other, and that neither is liable in any manner whatsoever for the acts or omissions of the other, its agents, representatives or employees.

(c) At all times prior to the Effective Time, the Sellers shall have sole and exclusive responsibility for the operation and management of the Facilities and the Purchased Assets related thereto, for the employment and control of the Employees, for compliance with all Laws governing the employment relationship, and for compliance with the terms of any Labor Agreement, employment contract or employee benefit plan covering the Employees or any of Sellers’ former employees. At all times subsequent to the Effective Time, Buyer shall have sole and exclusive responsibility for the operation and management of the Facilities and the Purchased Assets related thereto, for the employment and control of its employees, for compliance with all Laws governing the employment relationship, and for compliance with the terms of any collecting bargaining agreement, employment contract or employee benefit plan covering its employees.

(d) With respect to any Multiemployer Plan for which contributions were required to be made pursuant to a Labor Agreement (the “Surviving Plans”), Buyer and Sellers shall take all steps necessary under Section 4204 of ERISA so that the transaction contemplated by this Agreement will not constitute a partial or complete withdrawal under Section 4201 of ERISA. The parties hereto acknowledge and agree that the sale of assets under this Agreement constitutes a bona fide, arm’s length sale of assets between unrelated parties, and the parties intend that this Agreement be covered by and satisfy all of the requirements of Section 4204 of ERISA. With respect to the Surviving Plans, Buyer and Sellers agree to the following:

(i) Contributions. Buyer agrees to contribute to the Surviving Plans, with respect to the covered operations, for substantially the same number of contribution base units for which Seller had an obligation to contribute to the Surviving Plans.

(ii) Security. Buyer agrees that, if it does not qualify for an exemption pursuant to PBGC Regulation Section

4204.11(a), it will provide a bond or place an amount in escrow in accordance with Section 4204(a)(1)(B) of ERISA.

(iii) Seller’s Secondary Liability. In the event Buyer withdraws from the Surviving Plans in a complete withdrawal, or a partial withdrawal with respect to the covered operations, during the five plan years commencing with the first plan year beginning after the Closing Date, Seller shall be secondarily liable, but only to the extent required by Section 4204 of ERISA with respect to the covered operations if Buyer’s primary liability to the Surviving Plans is not paid. If Buyer withdraws from the Surviving Plans before the last day of the fifth plan year beginning after the Closing Date, and fails to make any withdrawal liability payment when due, then Seller shall pay to the Surviving Plans an amount determined in accordance with the requirements of Section 4204 of ERISA and the law, reduced, as permitted under the law, by the amounts paid by the Buyer.

(iv) Reduction of Liability. The liability of a party furnishing a bond or escrow shall be reduced, upon payment of any bond or escrow to the Surviving Plans, by the amount thereof in accordance with Section 4204(a)(4) of ERISA.

(v) Buyer’s Indemnification. Buyer agrees that, to the extent Buyer is required to contribute to the Surviving Plans pursuant to this Agreement and, with respect to the Surviving Plans, for the five plan years beginning after the Closing Date, Buyer will make such contributions on a timely basis. Buyer further agrees that it shall be liable to Seller and shall defend, indemnify, and hold Seller and its shareholders, officers, directors, employees and agents harmless from any withdrawal liability, claims, costs, damages, expenses, taxes, penalties or fines arising solely out of any failure by the Buyer to satisfy the requirements of this Section and with respect to any actions Buyer may take after the Closing Date which results in any Withdrawal Liability under any Multiemployer Plan for which Buyer has a contribution obligation. Seller agrees to provide Buyer with reasonable advance notice of any action or event which could result in the imposition of withdrawal liability by the Surviving Plans against Seller and for which Seller asserts Buyer may be liable. In any event Seller shall immediately furnish Buyer with a copy of any notice of withdrawal liability it may receive with respect to the Surviving Plans, together with all the pertinent details. If any such withdrawal liability shall be assessed against Seller, Seller further agrees to provide Buyer with reasonable advance notice of any intention on the part of Seller not to make full payment of any withdrawal liability when the same shall become due. For purposes of this Section 9.05(d)(v), the term Seller shall include Seller Indemnitees.

Section 9.06. Employee Compensation. No later than 15 days after the date hereof, Albertson’s shall provide Buyer with, or cause to be provided to Buyer, a true and complete list, organized by Facility, of the name, title, position pay rate, position effective date, full-time/part-time status, continuous service date, all paid time off eligibility and balances, status under the Fair Labor Standards Act, benefit eligibility and enrollment status (including defined contribution plan information) of each Employee as of the date hereof. Such list shall be updated as necessary to reflect new hires or other personnel changes occurring between the date delivered to Buyer and the Effective Time.

Section 9.07. Employee Indemnity. In addition to and not in limitation of any of the foregoing provision of this Article 9, from and after the Effective Time, Buyer shall indemnify the Seller Indemnitees against and hold each of them harmless from any and all damages, losses, liabilities and expenses (including reasonable attorneys’ fees and expenses), incurred or suffered by the Sellers or any of their Affiliates arising from the failure to hire or the employment or termination of any Employee or Transferred Employee by Buyer or any of its Affiliates (or as a result of non-acceptance of an offer, to the extent any such non-acceptance results in severance payments under the applicable Sellers’ severance plan) on or after the Effective Time pursuant to the applicable Albertson’s severance plans (but excluding any individual employment or change in control agreements) or pursuant to the Worker Adjustment and Retraining Notification Act or any similar state Laws.

Section 9.08. No Third Party Beneficiaries. No provision of this Article 9 shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Sellers, New Diamond or of any of their respective Subsidiaries in respect of continued employment (or resumed employment) with either Buyer or any of its Affiliates or the Standalone Drug Business and no provision of this Article 9 shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or any plan or arrangement which may be established by Buyer or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Effective Time any such plans or arrangements of Buyer or any of its Affiliates.

ARTICLE 10

CONDITIONS TO CLOSING

Section 10.01. Conditions to Each Party’s Obligations. The obligations of each party hereto to consummate the transactions contemplated hereby are subject to the satisfaction or waiver of the following conditions:

(a) Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

(b) No provision of any applicable Law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the transactions contemplated hereby.

(c) (i) The satisfaction or waiver at or prior to the Closing of the conditions to the Merger (as defined in that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Albertson’s, New Aloha Corporation, SUPERVALU, New Diamond Sub, Inc. and Emerald Acquisition Sub, Inc.), shall have occurred as set forth in Article VII of the Merger Agreement (other than the condition that the Standalone Drug Sale and Retained Business Purchase (each as defined in the Merger Agreement) shall have occurred); and (ii) the satisfaction or waiver at or prior to the Closing of the conditions to closing to the Retained Business Purchase shall have occurred.

Section 10.02. Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated hereby are subject to the satisfaction or waiver of the following further conditions:

(a) (i) The Sellers shall have performed in all material respects all of their obligations hereunder required to be performed by them on or prior to the Closing Date, (ii) the representations and warranties of Albertsons’ or SUPERVALU contained in this Agreement (disregarding any Material Adverse Effect, materiality or similar qualifiers therein) shall be true and correct as of the date hereof and Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct as of such specified date), except where any failure of such representations or warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, and (iii) Buyer shall have received a certificate signed by an officer of Albertson’s or SUPERVALU, as applicable, to the foregoing effect.

(b) The applicable Sellers shall have duly executed and delivered each of the Ancillary Agreements.

Section 10.03. Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions contemplated hereby is subject to the satisfaction or waiver of the following further conditions:

(a) (i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date) and (iii) the Sellers shall have received a certificate signed by an officer of each of Parent and Buyer to the foregoing effect.

(b) Buyer shall have duly executed and delivered each of the Ancillary Agreements.

ARTICLE 11

SURVIVAL; INDEMNIFICATION

Section 11.01. Survival. All representations and warranties in this Agreement of any party or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time. The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing Date indefinitely or for the shorter period explicitly specified therein, except that to the extent any covenant provides for performance prior to Closing, such covenant to such extent shall not survive Closing.

Section 11.02. Indemnification. (a) From and after the Closing Date, SUPERVALU shall indemnify Buyer and its Affiliates (each, a “Buyer Indemnitee” and collectively, the “Buyer Indemnitees”) against and agrees to hold each of them harmless from any and all damage, loss, liability and expense (including reasonable attorneys’ fees and expenses in connection with any Action whether involving a third-party claim or a claim solely between the parties hereto) (“Damages”) incurred or suffered by Buyer or any of its Affiliates arising out of:

(i) any breach after the Closing of any covenant or agreement of SUPERVALU or its Affiliates contained in this Agreement or a breach by SUPERVALU or its applicable Affiliates of Section 1.07(a)(ii)(E);

(ii) any Excluded Liability;

regardless of whether such Damages arise as a result of the negligence, strict liability or any other liability under any theory of Law or equity.

(b) From and after the Closing Date, Parent shall indemnify the Sellers, New Diamond and their respective Affiliates (each, a “Seller Indemnitee” and collectively, the “Seller Indemnitees”) against and hold each of them harmless from any and all Damages incurred or suffered by the Sellers, New Diamond or any of their respective Affiliates arising out of:

(i) any breach after the Closing of any covenant or agreement of Buyer or its Affiliates contained in this Agreement or a breach by Buyer or its applicable Affiliates of Section 1.07(a)(ii)(F);

(ii) the conduct of the Standalone Drug Business by Buyer after the Closing Date or the ownership, operation, occupancy or use by Buyer after the Closing Date of the Facilities or Purchased Assets; or

(iii) any Assumed Liabilities;

regardless of whether such Damages arise as a result of the negligence, strict liability or any other liability under any theory of Law or equity.

(c) Following the Closing, except as to injunctive relief, the sole and exclusive remedy for each of the Indemnified Parties with respect to any and all claims relating to a breach of this Agreement shall be pursuant to the indemnification provisions set forth in this Article 11. In furtherance of the foregoing, each of the Indemnified Parties hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against the other parties hereto, arising under or based upon any Federal, state, local or foreign Law, other than the right to seek indemnity pursuant to this Article 11. Notwithstanding the foregoing, the provisions of this Article 11 shall in no way limit any other express indemnification rights of any party set forth in this Agreement.

(d) The amount of any Damages subject to indemnification hereunder shall be calculated net of any insurance proceeds or other third-party payments received by the

Indemnitee on account of such Damages. In the event that the Indemnitor reimburses the Indemnitee for any Damages prior to the receipt or realization of any proceeds, payments or benefits referred to in the immediately preceding sentence, the Indemnitee shall remit to the Indemnitor an amount equal to the amount of such proceeds, payments or benefits, as the case may be. In the event any payment is made in respect of Damages pursuant to this Article 11, the Indemnitor who made such payment shall be subrogated to the extent of such payment to any related rights of recovery of the Indemnitee receiving such payment against any third party.

(e) Without limitation of their respective rights and obligations as set forth elsewhere in this Article 11, and subject to the procedures for indemnification claims set forth in this Article 11, the Indemnitee shall act in good faith, shall use commercially reasonable efforts to mitigate any Damages.

(f) All indemnity payments, except those in respect of Prorated Charges, shall be treated as additional adjustments to the amount of the total consideration paid for the Purchased Assets (or as amounts that are deductible by the payor, if in accordance with applicable law) for all Tax purposes, except as otherwise required by applicable Tax law or by a “determination” within the meaning of Section 1313 of the Code.

(g) Notwithstanding anything to the contrary contained herein, the indemnification provided for in this Article 11 shall not cover, and in no event shall any party hereto be liable for, any indirect, consequential, incidental, exemplary or special damages, punitive damages, lost profits, lost revenues or diminution in value.

Section 11.03. Procedures.

(a) Third Party Claims.

(i) If any Indemnitee shall desire to assert any claim for indemnification provided under this Article 11 in respect of, arising out of or involving a claim or demand made by any Person (other than a Buyer Indemnitee or a Seller Indemnitee) against the Indemnitee (a “Third Party Claim”), such Indemnitee shall notify the Indemnitor in writing, and in reasonable detail (taking into account the information then available to such Indemnitee), of the Third Party Claim; provided, however, that the failure of an Indemnitee to notify the Indemnitor shall relieve the Indemnitor from its obligation to indemnify only to the extent that the Indemnitor is actually prejudiced as a result of such failure. The Indemnitee shall deliver to the Indemnitor, promptly after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim; provided, however, that the failure to deliver such copies shall relieve the Indemnitor from its obligation to indemnify only to the extent that the Indemnitor is actually prejudiced as a result of such failure.

(ii) Upon receipt of notification of a Third Party Claim, the Indemnitor shall be entitled to participate in the defense of the Third Party Claim and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnitor and reasonably satisfactory to the Indemnitee. Should the Indemnitor so elect to assume the defense of a Third Party Claim, the Indemnitor shall not be liable to the Indemnitee for legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof, unless the Third Party Claim involves potential conflicts of interest or substantially different defenses for the Indemnitee and the Indemnitor. If the Indemnitor assumes such defense, the Indemnitee shall have the right to participate in defense thereof and to employ counsel, at its own expense (except as provided in the immediately preceding sentence), separate from the counsel employed by the Indemnitor, it being understood that the Indemnitor shall control such defense. The Indemnitor shall be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnitor has not assumed the defense thereof and as otherwise contemplated by the two immediately preceding sentences. If the Indemnitor chooses to defend any Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnitor’s request) the provision to the Indemnitor of records and information that are reasonably relevant to such Third Party Claim, and the use of commercially reasonable efforts to make employees available on a mutually convenient basis to provide additional information and explanation of any material provided thereunder.

(iii) Whether or not the Indemnitor shall have assumed the defense of a Third Party Claim, the Indemnitee shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnitor’s prior written consent, which shall not be unreasonably withheld or delayed. The Indemnitor may settle, compromise or discharge such Third Party Claim with the written consent of the Indemnitee, which shall not be unreasonably withheld or delayed, or without such consent if such settlement, compromise or discharge (A) includes an unconditional release of the Indemnitee from all liability in respect of such Third Party Claim, (B) does not subject the Indemnitee to any injunctive relief or other equitable remedy, and (C) does not include a statement or admission of fault or culpability on the part of any Indemnitee.

(iv) Notwithstanding the foregoing, (A) if a Third Party Claim relates to Apportioned Obligations, Buyer shall be entitled to control the defense of such Third Party Claim and (B) if a Third Party Claim relates to Transfer Taxes, New Diamond and SUPERVALU shall be entitled to control the defense of such Third Party Claim (any Third Party Claim referred to above in this clause (iv), a “Tax Claim”). In the case of any Tax Claim, the party not entitled to control such Tax Claim (the “Non-Controlling Party”) shall be entitled to participate fully (at the Non-Controlling Party’s sole expense) in the conduct of such Tax Claim and the party controlling the defense of such Tax Claim shall not settle such Tax Claim without the consent of the Non-Controlling Party (which consent shall not be unreasonably withheld). The costs and expenses of conducting the defense of such Tax Claim shall be reasonably apportioned in the same manner as the Apportioned Obligations or the Transfer Taxes or other Taxes, as the case may be, to which the Tax Claim relates. Notwithstanding any other provision, New Diamond and SUPERVALU shall be entitled to control in all respects any proceedings relating to Taxes based on or related to income (“Income Taxes”) of Sellers, New Diamond, SUPERVALU, Albertsons or any of their Affiliates and, except as provided above in this Section 11.03(a)(iv), all other proceedings relating to Taxes of Sellers, New Diamond, SUPERVALU, Albertsons or any of their Affiliates, and Buyer shall be entitled to control in all respects any proceedings relating to Income Taxes of Buyer or any of its Affiliates and, except as provided above in this Section 11.03(a)(iv), all other proceedings relating to Taxes of Buyer or any of its Affiliates.

(b) Direct Claims. If any Indemnitee shall desire to assert any claim for indemnification provided for under this Article 11 other than a claim in respect of, arising out of or involving a Third Party Claim, such Indemnitee shall notify the Indemnitor in writing, and in reasonable detail (taking into account the information then available to such Indemnitee), of such claim promptly after becoming aware of the existence of such claim; provided, however, that the failure of an Indemnitee to notify the Indemnitor shall relieve the Indemnitor from its obligation to indemnify only to the extent that the Indemnitor is actually prejudiced as a result of such failure.

ARTICLE 12

TERMINATION

Section 12.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written agreement of Albertson’s and Buyer;

(b) by either Albertson’s or Buyer if the Closing shall not have been consummated on or before September 22, 2006 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 12.01(b) shall not be available to the party seeking to terminate if any action of such party or the failure of such party to perform any of its obligations under this Agreement required to be performed at or prior to the Closing has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement; provided, further, that the right to terminate this Agreement pursuant to this Section 12.01(b) shall not be available to Albertson’s if neither Albertson’s nor SUPERVALU shall have exercised its termination right under Section 8.1(c) of the Merger Agreement;

(c) by either Albertson’s or Buyer if there shall be any Law, regulation or nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction that would make the consummation of the transactions contemplated hereby illegal or otherwise prohibited;

(d) by Albertson’s if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of Buyer contained in this

Agreement such that the condition set forth in Section 10.03(a) would not be satisfied and which shall not have been cured prior to the earlier of (i) 20 Business Days following notice of such breach and (ii) the Termination Date;

(e) by Buyer if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of any Seller contained in this Agreement such that the condition set forth in Section 10.02(a) would not be satisfied and which shall not have been cured prior to the earlier of (i) 20 Business Days following notice of such breach and (ii) the Termination Date; or

(f) by Albertson’s or Buyer if the Merger Agreement is terminated.

The party desiring to terminate this Agreement pursuant to clauses 12.01(b), (c), (d), (e) or (f) shall give notice of such termination to the other party.

Section 12.02. Effect of Termination. If this Agreement is terminated as permitted by Section 12.01, such termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that nothing herein shall relieve any party from liability for any willful and material breach hereof. The provisions of Section 6.01, 7.13, 12.01, 13.02, 13.03, 13.04, 13.05, 13.06, 13.07 and 13.08 shall survive any termination hereof pursuant to Section 11.01.

ARTICLE 13

MISCELLANEOUS

Section 13.01. Definitions. (a) The following terms, as used herein, have the following meanings:

“Action” means any claim, action, suit, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person.

“Ancillary Agreements” means the Assignment and Assumption Agreements to be dated as of the Closing Date.

“Applicable Rate” means a rate per annum equal to the “prime rate” as set forth on the Closing Date in The Wall Street Journal “Money Rates” column.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Confidentiality Agreement, dated September 27, 2005, between Albertson’s and Parent, as amended by Section 7.13 hereof.

“Construction Contracts” means all construction contracts, architectural contracts, engineering contracts, and fixture purchase orders primarily related to the Standalone Drug Business (a Schedule of all material contracts of such types will be provided to Buyer within 45 days after the date hereof) and any contracts and purchase orders approved under Section 5.01.

“Distribution Center” means the distribution center owned by Sellers and located at 777 South Harbor Boulevard, La Habra, CA 90631, including building No. 1111 and all real estate and improvements associated therewith.

“Effective Time” means 12:01 a.m., local time on the Closing Date.

“Environmental Laws” means any federal, state, local or foreign Law (including common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or any agreement with any Governmental Authority or other third party, whether now or hereafter in effect, relating to the environment, human health and safety or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“Environmental Liabilities” means any and all liabilities arising in connection with or in any way relating to the Facilities, the Purchased Assets or any activities or operations occurring or conducted at the Real Properties (including offsite disposal), whether accrued, contingent, absolute, determined, determinable or otherwise, which arise under or relate to any applicable Environmental Law, including any matter disclosed or required to be disclosed in Section 2.12 of the Disclosure Letter and any and all litigation arising out of or in any way related to any such matter.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by applicable Environmental Laws and affecting, or relating in any way to, the operation of the Facilities or the Purchased Assets.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any federal, state, local or foreign government (including any political or other subdivision or judicial, legislative, executive or administrative branch, agency, commission, authority or other body of any of the foregoing).

“Governmental Order” means any order, writ, judgment, injunction, decree or award entered by or with any Governmental Authority.

“Ground Lease” means any lease or sublease of, or any other interest in, real property occupied by a Ground Lease Store.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnitee” means a Seller Indemnitee or a Buyer Indemnitee, as the case may be.

“Indemnitor” means any Person required to provide indemnification under Article 11 of this Agreement.

“IT Systems” means all electronic data processing, information, recordkeeping, communications, telecommunications, account management, inventory management and other computer systems (including all computer programs, software, databases, firmware, hardware and related documentation) and Internet websites.

“Knowledge” means the actual knowledge, with respect to any Seller, of any person listed in Section 13.01 of the Disclosure Letter, and with respect to Buyer, of any officer of Buyer or Parent.

“Labor Agreements” mean any and all union contracts, collective bargaining agreements and other labor agreements relating to persons employed at, or in connection with, the Facilities to the extent they relate to the Facilities or the operation of the Standalone Drug Business.

“Law” means any statute, law, ordinance, regulation, rule, code or other requirement of law of a Governmental Authority or any Governmental Order.

“Lease” means a Store Lease or a Ground Lease.

“Lien” means any security interest, pledge, mortgage, lien, charge, hypothecation, option to purchase or lease or otherwise acquire any interest, conditional sales agreement, adverse claim of ownership or use, title defect, easement, right of way, or other encumbrance of any kind, other than any obligation to accept returns of inventory in the ordinary course of business and other than those arising by reason of restrictions on transfers under federal, state and foreign securities Laws.

“Material Adverse Effect” means any effect that (a) is materially adverse to the business, financial condition or results of operations of the Standalone Drug Business, other than any effect to the extent resulting proximately from (i) general economic conditions or developments or changes therein, (ii) conditions in the industries in which the Standalone Drug Business operates or developments or changes therein, except to the extent that such conditions, developments or changes impact the Standalone Drug Business in a materially disproportionately adverse manner relative to similarly situated competitors of the Standalone Drug Business, (iii) conditions in the stock markets or other capital markets or developments or changes therein, (iv) the announcement of this Agreement or the transactions contemplated hereby, (v) the performance by the Sellers of their obligations pursuant to this Agreement (except the obligations of the Sellers to obtain the consents contemplated by Section 2.04), (vi) the announcement, consummation, termination or abandonment of the Merger Agreement, (vii) any actions taken or omitted to be taken by or at the request or with the written consent of Parent or Buyer, (viii) any changes in any Laws or any accounting regulations or principles, or (b) would prevent or materially delay the consummation of the transactions contemplated by this Agreement. A failure by Albertson’s to meet any projections, estimates or budgets for any period prior to, on or after the date of this Agreement shall not in itself constitute a Material Adverse Effect.

“Multiemployer Plan” means any “multiemployer plan,” as defined in Section 3(37) of ERISA.

“Permitted Liens” means (i) Liens that relate to taxes, assessments and governmental charges or levies imposed upon the Purchased Assets that are not yet due and payable or that are being contested in good faith by appropriate proceedings, (ii) Liens imposed by Law that relate to obligations that are not yet due and have arisen in the ordinary course of business and consistent with past practice, (iii) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, (iv) mechanics’, carriers’, workers’, repairers’ and similar Liens imposed upon the Purchased Assets arising or incurred in the ordinary course of business and consistent with past practice, (v) other Liens on assets which, in the case of each of clause (iv) and (v) above are, either individually or in the aggregate, not material in amount and would not reasonably be expected to materially impair the continued use, utility or value of the property to which they relate in the conduct of the business currently conducted thereon.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Pre-Closing Tax Period” means a taxable period or portion thereof that ends on or prior to the Effective Time; if a taxable period begins on or prior to the Effective Time and ends after the Effective Time, then the portion of the taxable period that ends on and includes the Effective Time shall constitute a Pre-Closing Tax Period.

“Post-Closing Tax Period” means any taxable period that begins after the Effective Time; if a taxable period begins on or prior to the Effective Time and ends after the Effective Time, then the portion of the taxable period that begins immediately after the Effective Time shall constitute a Post-Closing Tax Period.

“Real Property Documents” means easements, reciprocal easements, assignments, leases, subleases, termination agreements, subordination agreements, nondisturbance agreements, estoppel certificates, declarations of covenants, conditions and restrictions, municipal development agreements, agreements with local planning or zoning authorities, and amendments or supplements to any of the foregoing, and recorded memoranda of any of the foregoing, all with respect to the Facilities.

“Sellers” has the meaning set forth in the Recitals; provided, however, that following the Closing (i) any right of Sellers hereunder shall be deemed to be the right of New Diamond and (ii) any obligation of Sellers hereunder shall be deemed to be the obligation of New Diamond or the Sellers, as applicable, to the extent that such obligation is within the control of New Diamond or the Sellers, respectively.

“Separation Agreement” means that certain Purchase and Separation Agreement, dated as of the date hereof, by and between Albertson’s, New Aloha Corporation, SUPERVALU INC. and AB Acquisition LLC.

“Store Lease” means any lease or sublease of, or any other interest in, real property occupied by a Leased Store.

“Straddle Tax Period” means any taxable period that begins before the Effective Time and ends after the Effective Time.

“Subsidiaries” of a Person means any and all corporations, partnerships, limited liability companies, trusts and other entities, whether incorporated or unincorporated, with respect to which such Person, directly or indirectly, legally or beneficially, owns (i) a right to a majority of the profits of such entity or (ii) securities having the power to elect a majority of the board of directors or similar body governing the affairs of such entity.

“Taft-Hartley Plan Documents” means each Employee Plan which is identified on Section 9.01(a) of the Disclosure Letter as being formed under the Taft-Hartley Labor Act of 1947, and all amendments and other documents related thereto.

“Tax” means all taxes, fees, levies or other assessments, imposed by any Governmental Authority responsible for the administration or imposition of any Tax (a “Taxing Authority”), including income, gross receipts, excise, real and personal property, municipal, capital, sales, use, transfer, license, payroll and franchise taxes and including Taxes imposed on a consolidated, combined, unitary or affiliated group, and such term shall include any interest, penalties, or additions to tax attributable to such taxes, fees, levies or other assessments.

“Tax Returns” means any return, report or other information required to be supplied to any Taxing Authority in connection with Taxes.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accounts Receivable	1.02
Albertson’s	Introduction
Apportioned Obligations	8.02
Assigned Contracts	1.01
Assignment and Assumption Agreement	1.07
Assumed Labor Agreements	1.01
Assumed Liabilities	1.03
Buyer	Introduction
Buyer Indemnitee	11.02
Capex Budget	5.01

Term	Section
Casualty	5.06
Closing	1.07
Closing Date	1.07
Condemnation	5.06
Damages	11.02
DEA	5.07
Data	2.09
Disclosure Letter	Article 2
Distribution Center	Recitals
Distribution Center Transition Services Agreement	1.07
Employee	9.02
Employee Plans	9.01
Excluded Assets	1.02
Excluded Equipment	1.02
Excluded Liabilities	1.04
Facilities	Recitals
Ground Lease Stores	Recitals
Ground Leased Real Property	1.01
HIPAA Privacy Standards	7.08
HSR Clearance	7.02
Income Taxes	11.03
Independent Accounting Firm	1.08
Inventory	1.01
Landlord Rights	1.05
Lease Assignment and Assumption Agreement	1.07
Leased Real Property	1.01
Leased Stores	Recitals
Licenses	1.01
Materials of Environmental Concern	2.12
Merger Agreement	10.03
Non-Controlling Party	11.03
Occupancy Agreement	1.05
Owned Real Property	1.01
Owned Stores	Recitals
Parent	Introduction
Permits	2.17
Petty Cash	1.01
Photo Equipment	7.10
Prepaid Expenses	1.01
Prescription Files	1.01
Prorated Charges	1.08
Purchase Price	1.06
Purchased Assets	1.01
Real Property	1.01
Retained Combo Drug Stores	Recitals

Term	Section
RGIS	1.10
Seller Indemnitee	11.02
Sellers	Introduction
Shared Personnel	9.02
Standalone Drug Business	Recitals
Standalone Drug Business Transition Services Agreement	1.07
Stores	Recitals
SUPERVALU	Recitals
Surviving Plans	9.05
Tax Claims	11.03
Termination Date	12.01
Third Party Claim	11.03
Third Party Use and Occupancy Agreement	2.07
Tradenames and Trademarks	7.05
Transfer Taxes	8.02
Transferred Employees	9.02
Transferred Vehicles	1.01
Updated Store List	5.09
Withdrawal Liability	9.01

Section 13.02. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Buyer or Parent, to:

CVS Corporation

One CVS Drive

Woonsocket, RI 02895

Attention: Douglas A. Sgarro

Fax: 401-770-3663

with a copy to:

Davis Polk & Wardwell

450 Lexington Avenue

New York, NY 10017

Attention: Louis Goldberg

Fax: 212-450-3539

if to the Sellers, to:

Albertson’s

P.O. Box 20

250 Parkcenter Boulevard

Boise, Idaho 83726 (street zip – 83706)

Attention: Corporate Secretary

Facsimile No.: (208) 395-6575

with a copy to:

Jones Day

2727 North Harwood Street

Dallas, Texas 75201

Attention: Mark V. Minton

Phone: (214) 969-3763

Facsimile: (214) 969-5100

if to SUPERVALU, to:

SUPERVALU Inc.

11840 Valley View Road

Eden Prairie, Minnesota 55344

Attention: Corporate Secretary

Facsimile No.: (952) 828-8900

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 13.03. Amendments and Waivers. (a) Any provision of this Agreement (including the Exhibits and Schedules hereto) may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 13.04. Expenses. (a) General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) Closing Costs. Costs incurred in connection with the Closing will be allocated as follows:

(i) The Sellers shall pay the Sellers’ attorneys’ fees;

(ii) Buyer shall pay (A) Buyer’s attorneys’ fees and (B) the cost of updating any existing survey or obtaining any new surveys of the Real Property or the Facilities.

Section 13.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; except that Buyer may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates the right to purchase all or a portion of the Purchased Assets, but no such transfer or assignment will relieve Buyer or Parent of its obligations hereunder.

Section 13.06. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 13.07. Specific Performance; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (and, with respect to claims in which the exclusive subject matter jurisdiction of such claims is federal, the federal district court for the District of Delaware) in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware (or, with respect to claims in which the exclusive subject matter jurisdiction of such claims is federal, the federal district court for the District of Delaware) and (iv) to the fullest extent permitted by Law, consents to service being made through the notice procedures set forth in Section 13.02. Each party hereto hereby agrees that, to the fullest extent permitted by Law, service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 13.02 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

Section 13.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.09. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The facsimile transmission of any signed original counterpart of this Agreement shall be deemed to be the delivery of an original counterpart of this Agreement. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto, their respective successors and assigns and the Indemnitees.

Section 13.10. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

Section 13.11. Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement, including, at the Closing (to the extent set forth in Section 7.13), the Confidentiality Agreement.

Section 13.12. Severability. Whenever possible, each provision of this Agreement will be interpreted so as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction, then such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of any other provision or portion of any provision of this Agreement, and this Agreement will be re-formed, construed and enforced in such jurisdiction in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal or unenforceable provision.

Section 13.13. Bulk Transfer Laws. The Sellers and Buyer waive the requirements of any Laws (including Tax Laws, it being understood that Sellers and Buyer shall use their respective reasonable best efforts to obtain Tax clearance certificates as provided in Section 8.03) with respect to bulk transfers, and the Sellers agree to pay and discharge when due all claims of creditors which could be asserted against Buyer by reason of such waiver. The Sellers jointly and severally shall indemnify, defend and hold harmless Buyer from any and all Damages resulting from the claims of creditors of the Sellers arising out of or connected with their failure to comply with the requirements of any Laws relating to bulk transfers or the failure of the Sellers to discharge such claims.

Section 13.14. Guaranty. Parent hereby guarantees to each of the Sellers and New Diamond the prompt and full discharge by Buyer of all of Buyer’s payment and performance obligations under this Agreement in accordance with the terms hereof. SUPERVALU hereby guarantees to Parent the prompt and full discharge by each Seller controlled by SUPERVALU and by New Diamond of all their payment and performance obligations under this Agreement in accordance with the terms hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CVS PHARMACY, INC.

By:	/s/ TOM RYAN
Name: Tom Ryan
Title: President and CEO

CVS CORPORATION

By:	/s/ TOM RYAN
Name: Tom Ryan
Title: Chairman, President and Chief Executive Officer

ALBERTSON’S, INC.

By:	/S/ JOHN R. SIMS
Name: John R. Sims
Title: Executive Vice President and General Counsel

SUPERVALU, INC.

By:	/S/ JEFF NODDLE
Name: Jeff Noddle
Title: Chairman & CEO

NEW ALOHA CORPORATION

By:	/S/ PAUL G. ROWAN
Name: Paul G. Rowan
Title: President